UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
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Soliciting Material Pursuant to ss.240.14a-12

FLOWSERVE CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Invitation to 2017 Annual Meeting of Shareholders

Thursday, May 18, 2017

11:30 a.m., local time

Flowserve Global Technology and Training Center, 4343 West Royal Lane, Irving, Texas 75063

William C. Rusnack Chairman of the Board of Directors

Dear Fellow Shareholder:

I am pleased to invite you to join me, our Board of Directors, executive officers, associates and other shareholders at Flowserve’s 2017 Annual Meeting of Shareholders. The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted.

Flowserve’s Board and senior leadership continue to be encouraged by the positive feedback we have received about the clarity of information we provide through our proxy statement. We have further enhanced the information and will continue to do so based on your feedback. This proxy statement demonstrates our continuing commitment to move beyond required disclosures to simplify and more clearly explain the information you need.

Throughout the year, we conduct considerable outreach to shareholders on a variety of topics, and we are guided by your feedback. We are committed to continue to work hard to stay attuned to our shareholders. Your vote is very important to us and to our business. Prior to the meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting, so that your shares will be represented and voted at the meeting. You can find instructions on how to vote beginning on page 10.

I hope to see you at the meeting. Thank you in advance for voting and for your continued support of Flowserve.

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Notice of Annual Meeting of Shareholders

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Flowserve Corporation (the “Company”) will be held on Thursday, May 18, 2017 at 11:30 a.m., local time, at the Flowserve Corporation Global Technology and Training Center, which is located at 4343 West Royal Lane, Irving, Texas 75063. Directions to the Annual Meeting and a map of the area are included in the proxy materials on the inside back cover and are also available online at www.proxyvote.com.

Shareholders of record of the Company’s common stock, par value $1.25 per share, at the close of business on March 23, 2017 are entitled to notice of and to vote at the Annual Meeting.

At the Annual Meeting, shareholders will vote on the following matters either in person or by proxy:

•	the election of eight directors, each to serve a term expiring at the 2018 annual meeting of shareholders;
•	an advisory vote to approve the Company’s executive compensation;
•	an advisory vote on how often the Company conducts the advisory “say on pay” vote, with the Company recommending an annual vote;
•	ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2017;
•	a shareholder proposal, if properly presented; and
•	transaction of any other business properly presented at the Annual Meeting.

The enclosed proxy statement contains other important information that you should read and consider before you vote.

In accordance with Securities and Exchange Commission rules, we are furnishing proxy materials to our shareholders on the Internet, rather than by mail. We believe this e-proxy process expedites our shareholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting. The proxy statement and annual report to shareholders and any other proxy materials are available on our hosted website at www.proxyvote.com. For additional related information, please refer to the “Important Notice of Electronic Availability of Materials for the Shareholder Meeting to be held on May 18, 2017” in the enclosed proxy statement.

Your vote is important, and whether or not you plan to attend the Annual Meeting, your prompt cooperation in voting is greatly appreciated. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs. You may also vote via telephone or by mail if you received paper copies of the proxy materials. Instructions regarding all three methods of voting are included in the Notice of Internet Availability of Proxy Materials, the proxy card and the proxy statement.

By Order of the Board of Directors,

Carey A. O’Connor

Senior Vice President, General Counsel and Corporate Secretary

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Proxy Summary

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find additional information in the proxy statement.

2017 Annual Meeting of Shareholders

Date and Time:	May 18, 2017, 11:30 a.m., local time
Record Date:	March 23, 2017
Location:	Flowserve Global Technology and Training Center, 4343 W. Royal Lane, Irving, Texas 75063

Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	13
Management Proposals:
Advisory Vote on Executive Compensation	FOR	48
Advisory Vote on “Say on Pay” Frequency	FOR 1 YEAR	49
Ratification of Auditors	FOR	53
Shareholder Proposal:
Adopt Shareholder Proxy Access By-Law Amendment	AGAINST	54

How to Vote (page 10)

You can vote by any of the following methods:

•	Internet (www.proxyvote.com) until May 17, 2017

•	Telephone (1-800-690-6903) until May 17, 2017

•	Completing, signing and returning your proxy or voting instruction card before May 18, 2017

•	In person, at the annual meeting, if you are a registered shareholder. You may deliver a completed proxy card or vote by ballot at the meeting.

Board Nominees (page 13)

Name	Age	Director Since	Occupation	Committee Memberships	Other Public Company Boards
R. Scott Rowe	46	2017	President & CEO, Flowserve Corporation	None	0
Leif E. Darner	65	2013	Independent Corporate Director	Audit Finance	0
Gayla J. Delly	57	2008	Independent Corporate Director	Audit (Chair) Corp. Gov. & Nominating	0
Roger L. Fix	63	2006	Independent Corporate Director	Corp. Gov. & Nominating (Chair) Audit	2
John R. Friedery	60	2007	Independent Corporate Director	Org. & Comp. (Chair) Corp. Gov. & Nominating	0
Joe E. Harlan	57	2007	Chief Commercial Officer, Dow Chemical Company	Finance Org. & Comp.	0
Rick J. Mills	69	2007	Independent Corporate Director	Audit Corp. Gov. & Nominating	2
David E. Roberts	56	2011	CEO, Gavilan Resources, LLC	Finance (Chair) Org. & Comp.	0

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Executive Officers (page 22)

Name	Age	Position	Since	Previous Position
R. Scott Rowe	46	President and CEO	April 2017	President – Cameron Group, Schlumberger Ltd.
Keith E. Gillespie	51	Senior VP and Chief Strategy Officer	May 2015	Managing Director, AlixPartners LLP
Kim L. Jackson	55	President, Engineered Product Operations	September 2015	Flowserve President, Engineered Product Operations
John R. Lenander	60	President, Flow Control Operations	February 2017	Interim President, Flow Control Operations
Carey A. O’Connor	45	Senior VP, General Counsel and Secretary	November 2012	Flowserve VP and Corporate Secretary
Thomas L. Pajonas	61	Executive VP and COO	January 2012	Flowserve SVP and President, Flow Control Division
John E. Roueche III	49	Interim CFO	February 2017	Flowserve VP, Investor Relations and Treasurer
Dave M. Stephens	55	Senior VP, Chief Human Resources Officer	February 2014	Flowserve VP, Human Resources
Kirk R. Wilson	50	President, Aftermarket Services & Solutions	September 2015	Flowserve President, Services & Solutions

Executive Compensation Highlights (page 24)

Objectives and Principles

Our key compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. We use the following principles to effect these objectives:

•	Compensation Should be Performance-Based – a significant portion of our executives’ total compensation should be tied to how well they perform individually and should be “at risk” based on how well the Company performs.

•	Compensation Should Reinforce Our Business Objectives and Values – we consider our seven key strategies for achieving our business vision when identifying incentive measures and assigning goals and objectives.

•	Performance-Based Compensation Should be Benchmarked – internal performance metrics without comparison to an industry-appropriate, high performing external benchmark yield an incomplete measure of Company performance.

•	Compensation Levels Should be Market Competitive – our executive compensation program is compared to relevant market data to ensure we encourage building long-term shareholder value and attract and retain executive talent.

•	Incentive Compensation Should Represent the Majority of Total Compensation – the proportion of an executive’s total compensation that is “at risk” based on individual or Company performance should increase with the scope and level of responsibilities.

•	Incentive Compensation Should Balance Short-Term and Long-Term Performance – we use annual cash incentive opportunities and equity-based awards to balance the Company’s short- and long- term performance objectives.

•	Long-Term Incentives Should Balance Stock- and Financial-Based Achievements – our equity awards are equally weighted between time-vested restricted stock units, which makes the Company’s share price a targeted incentive, and contingent performance shares, which emphasize achievement of financial performance metrics.

•	The Executive Compensation Program Should be Reviewed Annually for Effectiveness – our Organization and Compensation Committee conducts an annual review of all executive compensation program components to ensure alignment with our compensation objectives.

Executive Compensation Program Elements

Category	Compensation Element	Description
Cash	Base Salary	Fixed cash compensation based on responsibilities of the position
	Annual Incentive Opportunity	Annual cash incentive for achievement of financial performance metrics
Long-Term Incentives	Restricted Stock Units	Vests ratably over a three-year period
	Contingent Performance Units	Cliff vests at end of a three-year period based on financial performance metrics
Retirement	Qualified Pension Plan	Qualified pension plan, available to all salaried U.S. employees
	Senior Management Pension Plan	Partially-funded, non-qualified defined benefit restoration plan, available to certain U.S. employees based on salary level
	Supplemental Executive Pension Plan	Partially-funded, non-qualified supplemental defined benefit plan, available to eligible U.S. executives to maintain competitive total retirement benefits
	401(k) Plan	Qualified 401(k) plan available to all U.S. employees
Other	Severance Plan	Sets standard benefits for senior executives in the event of severance
	Change-in-Control Plan	Sets standard benefits for senior executives upon a change-in-control
	Other Benefits	Physical exam, enhanced vacation; no other perquisites offered

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2016 Executive Total Compensation Mix

2016 Executive Compensation Summary (page 40)

Name and Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark A. Blinn(1)	1,049,988	5,021,014	143,640	267,596	82,425	6,564,663
President and CEO
Karyn F. Ovelmen(2)	650,000	1,629,432	55,757	82,925	71,345	2,489,459
Executive VP & CFO
Thomas L. Pajonas	720,302	2,298,883	69,797	182,789	53,710	3,325,481
Executive VP & COO
Carey A. O’Connor	405,000	738,625	30,011	72,065	27,476	1,273,177
Senior VP, General Counsel and Secretary
Keith E. Gillespie	485,000	884,659	35,939	60,777	47,412	1,513,787
Senior VP, Chief Strategy Officer

(1)	Mr. Blinn retired from his position with the Company effective March 31, 2017.

(2)	Ms. Ovelmen transitioned from her position with the Company effective February 24, 2017.

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PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

Flowserve Corporation

5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039

Solicitation

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Flowserve Corporation, a New York corporation (the “Company”), of proxies to be voted at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Thursday, May 18, 2017, and at any adjournments or postponements of this scheduled meeting. The use of “we,” “us” or “our” in this proxy statement refers to the Company.

IMPORTANT NOTICE OF ELECTRONIC AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2017

Pursuant to Securities and Exchange Commission (“SEC”) rules, we may furnish proxy materials, including this proxy statement and the Company’s annual report for the year ending December 31, 2016, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), which was mailed to most of our shareholders, will explain how you may access and review the proxy materials and how you may submit your proxy on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Shareholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically did not receive the Notice of Internet Availability and are receiving the proxy materials in the format requested.

This proxy statement and the Company’s annual report for the year ending December 31, 2016 are available electronically on our hosted website at www.proxyvote.com.

To access and review the materials made available electronically:

1.	Go to www.proxyvote.com and input the 12-digit control number from the Notice of Internet Availability or proxy card.

2.	Click the “2017 Proxy Statement” in the right column.

3.	Have your proxy card or voting instructions available.

We encourage you to review all of the important information contained in the proxy materials before voting. If you would like to attend the Annual Meeting in person, please refer to the inside back cover of this proxy statement or www.proxyvote.com for directions to the meeting.

The Notice of Internet Availability and the proxy materials are first being made available to our shareholders on or about April 7, 2017.

Cost of Proxy Solicitation

The solicitation of proxies is made by our Board and will be conducted primarily by mail. Brokerage firms and other custodians, nominees and fiduciaries are reimbursed by the Company for reasonable out-of-pocket expenses that they incur to send proxy materials to shareholders and solicit their votes. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company bears the full cost of soliciting proxies. The Company has also retained Alliance Advisors to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock, par value $1.25 per share (“common stock”). For these services, the Company will pay Alliance Advisors a fee of $9,000 plus reimbursement for reasonable out-of-pocket expenses.

Shareholders Sharing an Address

To reduce the expenses of delivering duplicate proxy materials, we deliver one Notice of Internet Availability and, if applicable, annual report and proxy statement, to multiple shareholders sharing the same mailing address unless otherwise requested. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address upon request at no cost. Shareholders with a shared address may also request that we send a single copy in the future if we are currently sending multiple copies to the same address. Requests related to delivery of proxy materials may be made by calling Investor Relations at (972) 443-6500 or writing to Flowserve Corporation, Attention: Investor Relations, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or similar organization to request information about this “householding” procedure.

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Voting

Who May Vote and Number of Votes

If you are a shareholder of record at the close of business on March 23, 2017 (the “Record Date”), you may vote on the matters proposed in this proxy statement. You have one vote for each share you own.

Quorum for the Meeting

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting and represented in person or by proxy constitutes a quorum. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted. Shares that the holder abstains from voting on a particular proposal are counted as present at the meeting for purposes of determining a quorum.

Broker non-votes are also counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares in “street name” for a beneficial owner is represented in person or by proxy at the meeting but does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and cannot or chooses not to vote the shares in its discretion for that particular proposal.

Counting of Votes

The voting standards required to elect directors and approve the other proposals, as well as the treatment of abstentions and broker non-votes, are described with each proposal under the respective “Required Vote and Recommendation” heading.

Only “votes cast” count in the voting results, and withheld votes and abstentions are not considered votes cast. If your shares are held through a broker, your vote instructs the broker how you want your shares to be voted. If you vote on each proposal, your shares will be voted in accordance with your instructions. Under the rules of the New York Stock Exchange (“NYSE”), brokers may vote shares they hold in “street name” on behalf of beneficial owners who have not voted with respect to certain discretionary matters. The proposal to ratify the appointment of PricewaterhouseCoopers LLP (Proposal Four) is considered a discretionary matter, so brokers may vote shares on this matter in their discretion if no voting instructions are received. However, the election of directors (Proposal One), the advisory votes on executive compensation and the frequency of conducting the advisory executive compensation vote (Proposals Two and Three) and the shareholder proposal are NOT considered discretionary matters, so brokers have no discretion to vote shares for which no voting instructions are received, and no vote will be cast if you do not vote on those items. We therefore urge you to vote on ALL voting items.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting.

The advisory vote on the frequency of conducting the advisory vote to approve executive compensation is also a non-binding vote, meaning that the Company will not be obligated to conduct the advisory vote to approve executive compensation with the frequency chosen by our shareholders at the Annual Meeting. Notwithstanding the advisory nature of the vote, the frequency option that receives the highest number of votes cast at the Annual Meeting will be considered approved.

There are no dissenters’ rights of appraisal with respect to the matters to be acted upon at the meeting.

At the close of business on the Record Date, 130,488,868 shares of common stock were issued and outstanding (excluding treasury shares) that may be voted at the Annual Meeting.

How to Vote

Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares to confirm their shareholder status for entry into the Annual Meeting.

Voting by Proxy Holder for Shares Registered Directly in the Name of Shareholder. If you hold your shares in your own name as a holder of record, you must vote your shares in person at the Annual Meeting or instruct the proxy holders named on the proxy card how to vote your shares by either (i) using the Internet website or the toll-free telephone number set forth below or (ii) if you received paper copies of the proxy materials, signing, dating and mailing the enclosed proxy card to our independent proxy tabulation firm, Broadridge Investor Communications Services (“Broadridge”), in the enclosed envelope. Each of these voting methods is described below:

•	Vote by Internet. You have the option to vote via the Internet at the address of www.proxyvote.com by following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 17, 2017. Have your proxy card available when you access the Internet website. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.

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•	Vote by Telephone. If you hold your shares in your name as a holder of record, you may vote by telephone by calling toll-free to 1-800-690-6903 from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you place your telephone call. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 17, 2017. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN A PROXY CARD.

•	Vote by Mail. If you received paper copies of the proxy materials, you may mark the enclosed proxy card, sign and date it and return it to Broadridge in the enclosed envelope as soon as possible before the Annual Meeting. Your signed proxy card must be received by Broadridge prior to the date of the Annual Meeting for your vote to be counted at the Annual Meeting.

•	Vote in Person. If you are a registered shareholder and attend the Annual Meeting in person, you may deliver a completed proxy card or vote by ballot at the Annual Meeting.

Voting by Participants in the Flowserve Corporation Retirement Savings Plan

If you are a participant in the Flowserve Corporation Retirement Savings Plan, your vote serves as a voting instruction to the trustee for this plan.

•	To be timely, if you vote your shares in the Flowserve Corporation Retirement Savings Plan by telephone or Internet, your vote must be received by 11:59 p.m., Eastern Time, on May 16, 2017. If you do not vote by telephone or Internet, please return your proxy card as soon as possible.

•	If you vote in a timely manner, the trustee will vote the shares as you have directed.

•	If you do not vote, or if you do not vote in a timely manner, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.

Changing Your Vote

You may revoke your proxy at any time before it has been exercised at the Annual Meeting by:

•	timely mailing in a revised proxy dated later than the prior submitted proxy;

•	timely notifying the Corporate Secretary in writing that you are revoking your proxy;

•	timely casting a new vote by telephone or the Internet; or

•	if you are a holder of record, appearing in person and voting by ballot at the Annual Meeting.

Vote Tabulations

Tabulation of voted proxies will be handled by Broadridge, an independent firm. Broadridge is the inspector of elections for the Annual Meeting.

Shareholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), certain shareholder proposals may be eligible for inclusion in our 2018 proxy statement. These shareholder proposals must comply with the requirements of Rule 14a-8, including a requirement that shareholder proposals be received by the Corporate Secretary no later than December 8, 2017. We strongly encourage any shareholder interested in submitting a proposal to contact the Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance and Nominating Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals.

In order for an eligible shareholder or group of shareholders to nominate a director nominee for election at our 2018 annual meeting pursuant to the proxy access provision of our By-laws, the shareholder must submit notice of such nomination and other required information in writing between November 8, 2017 and December 8, 2017. If, however, the 2018 annual meeting is held more than 30 days before or more than 60 days after the anniversary of the 2017 Annual Meeting, the shareholder must submit any such notice and other required information between (i) 150 calendar days prior to the 2018 annual meeting and (ii) the later of 120 calendar days prior to the 2018 annual meeting or 10 days following the date on which the date of the 2018 annual meeting is publicly announced. The nomination and supporting materials must also comply with the requirements set forth in our By-laws for inclusion of director nominees in the proxy statement.

Alternatively, under the Company’s By-laws, if a shareholder does not want to submit a proposal for inclusion in our proxy statement but wants to introduce it at our 2018 annual meeting, or intends to nominate a person for election to the Board directly (rather than by inclusion in our proxy statement or by recommending such person as a candidate to our Corporate Governance and Nominating Committee as described below under “Board of Directors—Committees of the Board—Corporate Governance and Nominating Committee”), the shareholder must submit the proposal or nomination in writing between January 18, 2018 and February 17, 2018. If, however, the 2018 annual meeting is held more than 30 days before or more than 60 days after the anniversary of the 2017 Annual Meeting, the shareholder must submit any such proposal between (i) 120 calendar days prior to the 2018 annual meeting and (ii) the later of 90 calendar days prior to the 2018 annual meeting or 10 days following the date on which the date of the 2018 annual meeting is publicly announced.

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The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of a beneficial owner of the shares, and must include detailed information specified in our By-laws concerning the proposal or nominee, as the case may be, and detailed information as to the shareholder’s interests in Company securities. At the 2018 annual meeting, we will not entertain any proposals or nominations that do not meet these requirements other than shareholder nominations eligible to be included in our 2018 proxy statement as described above.

If the shareholder does not comply with the requirements of Rule 14a-4(c)(1) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination. The Company’s By-laws are posted on our website at www.flowserve.com under the “Investor Relations — Governance” caption. To make a submission or to request a copy of the Company’s By-laws, shareholders should contact our Corporate Secretary at the following address:

Flowserve Corporation
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039

Attention: Corporate Secretary

We strongly encourage shareholders to seek advice from knowledgeable legal counsel and contact the Corporate Secretary before submitting a proposal or a nomination.

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PROPOSAL ONE:	ELECTION OF DIRECTORS

The Company’s Board currently consists of ten directors. Accordingly, the Board has nominated R. Scott Rowe, Leif E. Darner, Gayla J. Delly, Roger L. Fix, John R. Friedery, Joe E. Harlan, Rick J. Mills, and David E. Roberts, whose terms of office as members of the Board are expiring at this Annual Meeting, to serve a one-year term expiring at the 2018 annual meeting of shareholders. William C. Rusnack will retire from the Board effective as of the Annual Meeting and is therefore not nominated for reelection. Lynn L. Elsenhans notified the Company of her intention to not stand for reelection at the Annual Meeting. Ms. Elsenhans decided to not stand for reelection because she has been identified as a director of the company to be created by the pending business combination between Baker Hughes Incorporated and General Electric Company’s oil and gas business, a competitor of the Company. Upon Mr. Rusnack’s retirement and Ms. Elsenhans’ transition from the Board, the Board will reduce the number of directors to eight. Biographical information for each nominee is provided below under the headings “Board of Directors—Biographical Information—Nominees to Serve an Annual Term Expiring at the 2018 Annual Meeting of Shareholders.”

Required Vote and Recommendation

Our By-laws require that, in an uncontested election, each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat any share as having cast a vote on this proposal (a) where the ballot is marked as withheld, (b) if it is otherwise present at the Annual Meeting but there is an abstention or (c) where a shareholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open positions.

In an uncontested election, any nominee for director who duly holds office as a director under the By-Laws and does not receive an affirmative vote of a majority of the votes cast in favor of or against such nominee is required to tender his or her resignation promptly after such election. The independent directors of the Board, giving due consideration to the best interests of the Company and our shareholders, will then evaluate the relevant facts and circumstances and make a decision, within 30 days after the election, on whether to accept the tendered resignation. Any director whose resignation is under consideration is prohibited from participating in the Board’s decision. The Board will promptly disclose publicly its decision and, if applicable, the reasons for rejecting the tendered resignation. The Board may fill any vacancy resulting from a director’s accepted resignation, as provided in our By-laws.

Broker non-votes will not be considered to have voted on this proposal and will therefore have no effect on the proposal.

The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” the election of these nominees unless you instruct otherwise or you withhold authority to vote for any one or more of them. If any director is unable to stand for re-election, the Board may reduce the number of directors or choose a substitute. The nominees have indicated their willingness to serve as directors, and we have no reason to believe any nominee will not be able to stand for re-election.

The Board recommends that you vote “FOR” the election of all nominees to serve as directors.

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Board of Directors - Biographical Information

Nominees to Serve an Annual Term Expiring at the 2018 Annual Meeting of Shareholders

R. Scott Rowe, age 46, has served as a director and as President and Chief Executive Officer of Flowserve since April 2017. Mr. Rowe previously served as President of the Cameron Group of Schlumberger Ltd, a position he assumed in April 2016 following the merger between Schlumberger Ltd. and Cameron International Corporation (“Cameron”). Prior to this position, he served as President and Chief Executive Officer of Cameron from October 2015 to April 2016. From October 2014 to September 2015, Mr. Rowe served as President and Chief Operating Officer of Cameron, from March 2014 to September 2014, Mr. Rowe served as Chief Executive Officer of OneSubsea, a joint venture established by Cameron and Schlumberger, from August 2012 to February 2014, Mr. Rowe served as President of the Subsea Systems division of Cameron, and from April 2010 to August 2012, Mr. Rowe served as President of the Engineered and Process Valves division of Cameron.

We believe Mr. Rowe is well qualified to serve as a director due to his position as the Company’s President and Chief Executive Officer, which provides the Board with intimate knowledge of the Company’s day to day operations.

Leif E. Darner, age 65, has served as a director since August 2013 and serves as a member of the Audit Committee and the Finance Committee. From 2008 through 2013, Mr. Darner served as the Chief Executive Officer of performance coatings at Akzo Nobel N.V., a leading global paints and coatings company and major producer of specialty chemicals, where he also served on the board of management and executive committee from 2004 through 2013. Prior to his most recent role, Mr. Darner led the chemicals business of Akzo Nobel N.V., and was previously general manager of the marine and protective coatings business unit.

We believe Mr. Darner is well qualified to serve as a director due to his executive leadership experience, strong international operations background, and extensive operational experience. This provides Mr. Darner with a unique insight into the Company’s operational challenges and opportunities in international markets.

Gayla J. Delly, age 57, has served as a director since January 2008 and serves as Chair of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. From January 2012 to September 2016, Ms. Delly served as President and Chief Executive Officer of Benchmark Electronics Inc., a company that provides contract manufacturing, design, engineering, test and distribution services to manufacturers of computers, medical devices, telecommunications equipment and industrial control and test instruments. Ms. Delly is a certified public accountant. At Benchmark Electronics Inc., she previously served as President from 2006 to December 2011, Executive Vice President and Chief Financial Officer from 2001 to 2006, and as Corporate Controller and Treasurer from 1995 to 2001. From March 2005 to October 2008, Ms. Delly also served as a member of the board of directors for Power One, a provider of power conversion and management solutions.

We believe that Ms. Delly is well qualified to serve as a director due to her international manufacturing experience, with specific focus on engineering and technology in emerging markets, including Asia and Latin America, which provides valuable insight into the Company’s operations and assists in identifying product portfolio opportunities. In addition to her board experience, Ms. Delly has valuable executive leadership experience and financial expertise gained from her time with Benchmark Electronics Inc.

Roger L. Fix, age 63, has served as a director since April 2006 and serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Audit Committee. Mr. Fix served as the President and Chief Executive Officer of Standex International Corporation (“Standex”), a publicly traded diversified manufacturing company, from 2003 to January 2014 and currently serves as a member of the board of directors of Standex. He was Standex’s Chief Operating Officer from 2001 to 2002. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President during 2000. He also served as a member of its board of directors from 2000 to 2001. He served as Chief Executive of John Crane Inc., a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1998 to 2000 and as its President — North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. He was also employed by Reda Pump Company, a manufacturer of electrical submersible pumping systems for oil production, from 1981 to 1993, most recently as Vice President and General Manager/Eastern Division. Since June 2014, Mr. Fix has served as a director of Commercial Vehicle Group, Inc., a global supplier of complete cab systems in the heavy duty truck, construction and agricultural markets including the specialty and military transportation markets.

We believe that Mr. Fix is well qualified to serve as a director due to his executive leadership experience, including with John Crane Inc., Xomox Corporation and other competitor companies, which provides extensive knowledge of the Company’s products and valuable insight into the competitive landscape for flow control products. In addition to his board experience, Mr. Fix also has international operations experience and corporate development expertise.

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John R. Friedery, age 60, has served as a director since August 2007 and serves as Chair of the Organization and Compensation Committee and as a member of the Corporate Governance and Nominating Committee. From January 2008 to January 2010, Mr. Friedery served as Senior Vice President; President, Metal Beverage Packaging, Americas and Asia, for Ball Corporation, a provider of metal and plastic packaging for beverages, foods and household products, and of aerospace and other technologies services. From January 2004 to December 2007, he served as Ball Corporation’s Chief Operating Officer, Packaging Products Americas, and from April 2000 to May 2004 as the President, Metal Beverage Container operations, as well as other leadership roles in Ball Corporation since 1988. Prior to his employment with Ball Corporation, he served in field operations for Dresser/Atlas Well Services and in operations, exploration and production for Nondorf Oil and Gas. Mr. Friedery is currently providing strategic and management consulting services to the packaging and other manufacturing industries.

We believe that Mr. Friedery is well qualified to serve as a director due to his extensive operational experience with an international industrial manufacturing focus, which provides a global business perspective and a deep understanding of the Company’s industry, end-markets and strategic focus. In addition to his board experience, Mr. Friedery also has experience with renewables and sustainability expertise gained from his service with Ball Corporation.

Joe E. Harlan, age 57, has served as a director since August 2007 and serves as a member of the Finance Committee and the Organization and Compensation Committee. Mr. Harlan currently serves as Vice Chairman and Chief Commercial Officer of Dow Chemical Company, a global specialty chemical, advanced materials, agrosciences and plastics company. From 2008 to August 2011, he served as Executive Vice President of the Consumer and Office Business of the 3M Company, a diversified consumer products and office supply provider. From 2005 to 2008, Mr. Harlan served as 3M Company’s Executive Vice President of the Electro and Communications Business. He served as President and Chief Executive Officer of Sumitomo 3M Ltd., a diversified technology and products manufacturer, from 2003 to 2004. Prior to his career with 3M Company, he spent 20 years with General Electric Company, holding a number of leadership positions including serving as Vice President of Finance and CFO for GE Lighting Group (Global).

We believe that Mr. Harlan is well qualified to serve as a director due to his strong international experience and familiarity with emerging markets, including Asian markets, gained through his various executive leadership roles. In addition to his board experience, Mr. Harlan also has experience in engineering and technology service from his positions with General Electric and 3M Company.

Rick J. Mills, age 69, has served as a director since May 2007 and serves as a member of the Audit Committee and the Corporate Governance and Nominating Committee. He served as a Vice President of Cummins Inc., a manufacturer of large diesel engines, and President of the Components Group at Cummins Inc., from 2005 to March 2008. He was Vice President and President — Filtration Business from 2000 to 2005 and held other key management positions with Cummins Inc. from 1970 to 2000, including Corporate Controller and Chief Accounting Officer from 1996 to 2000. From February 2005 to April 2009, Mr. Mills served as a director for Rohm & Haas, a specialty chemicals company, which was sold to Dow Chemical in April 2009. From 2008 to 2010, Mr. Mills served as a director and member of the audit committee of GERDAU Ameristeel, the second largest mini-mill steel producer in North America, which was acquired by GERDAU, SA in 2010. Since January 2012, Mr. Mills has served as a director and member of the audit committee of Commercial Metals Company, a global manufacturer, recycler and marketer of steel and metal products and related materials. Since October 2013, Mr. Mills has served as director and member of the audit committee of Masonite International, a global manufacturer of interior and exterior doors, door components and door entry systems.

We believe that Mr. Mills is well qualified to serve as a director due to his extensive knowledge of industrial manufacturing and cyclical end-markets, which provides a deep familiarity with the Company’s industrial challenges and opportunities. Additionally, Mr. Mills has valuable corporate governance and compliance expertise through his board of directors and audit committee experience.

David E. Roberts, age 56, has served as a director since November 2011 and serves as Chair of the Finance Committee and as a member of the Organization and Compensation Committee. Since February 2017, Mr. Roberts has served as the Chief Executive Officer of Gavilan Resources, LLC, a private company formed in partnership with Blackstone that is focused on oil and natural gas development and production opportunities in South Texas. Prior to this role, Mr. Roberts served as President and CEO of Penn West Exploration, a Canadian oil and gas exploration and production company, from June 2013 to October 2016. He served as Executive Vice President and Chief Operating Officer of Marathon Oil Corporation, an independent upstream company with international operations in exploration and production, oil sands mining and integrated gas, from 2008 through December 2012. He held other key management positions with Marathon from 2006 through 2011, including Executive Vice President in charge of Marathon’s worldwide upstream operations and Senior Vice President of business development. Prior to his time at Marathon, Mr. Roberts held leadership roles at BG Group, an integrated natural gas company, and served as advisor to the Vice Chairman of Chevron Corporation from 2001 to 2003.

We believe Mr. Roberts is well qualified to serve as a director due to his executive leadership experience, strong international operations background, business development experience and extensive knowledge of and experience in the energy industry. This provides Mr. Roberts with a unique insight into the Company’s operational challenges and opportunities and its end-markets and customer needs.

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Directors Serving a Term Expiring at the 2017 Annual Meeting of Shareholders

William C. Rusnack, age 72, has served as a director since 1997. Mr. Rusnack serves as the Non-Executive Chairman of the Board of Directors and as an alternate member of all Board committees. He is currently a private investor and independent corporate director. Mr. Rusnack was President, Chief Executive Officer, Chief Operating Officer and director of Premcor Inc. from 1998 to 2002. Before joining Premcor, Inc., Mr. Rusnack served for 31 years with Atlantic Richfield Company, (“ARCO”), an integrated petroleum company, including as Senior Vice President of ARCO from 1990 to 1998 and President of ARCO Products Company from 1993 to 1998. He has also been a director of Sempra Energy, an energy services company, since October 2001, where he serves as lead director, a member of the governance and executive committees, as well as chairman of the organization and compensation committee. Since January 2002, he has also been a director of Peabody Energy, a coal mining company, where he serves as Chair of the compensation committee, executive committee, and as a member of the audit committee. From April 2010 through July 2012, he served as a director and member of the compensation committee and nominating and governance committee of Solutia Inc., a producer of specialty chemicals and performance materials, which was acquired by Eastman Chemical in July 2012.

Mr. Rusnack will retire from service on the Company’s Board effective as of the 2017 Annual Meeting. We thank Mr. Rusnack for his many years of exemplary service to the Company.

Lynn L. Elsenhans, age 60, has served as a director since September 2014 and serves as a member of the Finance Committee and the Organization and Compensation Committee. Previously, Ms. Elsenhans served as Executive Chairman of Sunoco, Inc., a petroleum, petrochemical, logistics and retail company, from 2009 to 2012, and Chief Executive Officer and President from 2008 to 2012. She also served as Chairman of Sunoco Logistics Partners L.P. from 2008 to 2012, and as CEO from 2010 to 2012. Prior to her service with Sunoco, Ms. Elsenhans worked for Royal Dutch Shell for more than 28 years where she held a number of executive roles including executive vice president of global manufacturing. Ms. Elsenhans is also currently a director of GlaxoSmithKline plc and Baker Hughes Incorporated, and she served as a director of International Paper Company from 2007 to 2012.

Ms. Elsenhans will transition from her position on the Company’s Board effective as of the 2017 Annual Meeting. We thank Ms. Elsenhans for her many years of exemplary service to the Company.

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Role of the Board; Corporate Governance Matters

The Board has a duty to oversee the Chief Executive Officer and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to help ensure that our shareholders’ best interests are served. In its efforts to satisfy this duty, the Board has established internal guidelines designed to promote effective oversight of the Company’s vital business affairs that the Board monitors, which it updates as it deems appropriate.

The guidelines set parameters for the director recruiting process and the composition of Board committees. They also determine the formal process for review and evaluation of the Chief Executive Officer, individual directors and the Board’s performance. The guidelines further establish targets for director equity ownership and require a director to offer his or her resignation when such director’s principal occupation changes during a term of office. Under such circumstances, the Corporate Governance and Nominating Committee of the Board will review whether it is appropriate for the director to continue serving on the Board. Finally, these guidelines establish age limits for directors, which may be waived by the Board if deemed appropriate.

Further, the Board has adopted formal Corporate Governance Guidelines, which, among other things, contain a prescribed set of qualification standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE. Under the Corporate Governance Guidelines, only those directors who have no material relationship with the Company (except in his or her role as a director) are deemed independent. The Corporate Governance Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board has determined that, other than R. Scott Rowe, the Company’s President and Chief Executive Officer, each member of the Board, including all persons nominated for re-election, meet the independence standards set forth in the applicable rules of the SEC and the NYSE corporate governance listing standards.

The Board’s Corporate Governance Guidelines, and Code of Ethics, as well as the Company’s Code of Ethics and Code of Business Conduct, are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer have been separated at the Company since 2005. William C. Rusnack, the Company’s current Non-Executive Chairman of the Board, presides over the meetings of the Board, including executive sessions of the Board where only non-employee directors are present. He reviews and approves the agendas for Board meetings, among his other duties as Chairman of the Board. He also serves as an alternate member for all Board committees. Mr. Rusnack strives to attend as many committee meetings as possible.

We currently believe that separating the positions of Chairman of the Board and Chief Executive Officer is most appropriate for the Company because it places an independent director in a position of leadership on the Board. We believe this independent leadership and the Non-Executive Chairman’s authority to call meetings of the non-employee directors adds value to our shareholders by facilitating a more efficient exercise of the Board’s fiduciary duties in the current structure. We also believe the Non-Executive Chairman further enhances independent oversight by being responsible for establishing the Board’s annual schedule and collaborating with the Chief Executive Officer on the agendas for all Board meetings. The separation of Chairman and Chief Executive Officer also allows the Non-Executive Chairman to provide support and advice to the Chief Executive Officer, reinforcing the reporting relationship, and accountability, of the Chief Executive Officer to the Board.

The Company’s Chief Executive Officer and other members of senior management are responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, liquidity and credit, financial reporting and public disclosure, operations and governance. The Board and each of the Board’s four committees (the Audit Committee, Finance Committee, Corporate Governance and Nominating Committee and Organization and Compensation Committee) oversee senior management’s policies and procedures in addressing these and other risks that fall within the scope of the Board’s and the committees’ respective areas of oversight responsibility. For example, the Board directly oversees risk management relating to strategic planning, the Finance Committee directly oversees risk management relating to capital structure and liquidity, the Corporate Governance and Nominating Committee directly oversees risk management relating to director independence and corporate governance and the Organization and Compensation Committee directly oversees risk management relating to employee compensation and succession planning. Additionally, the Audit Committee directly oversees risk management relating to financial reporting and public disclosure and legal and regulatory compliance and, in accordance with provisions of the NYSE Listed Company Manual, reviews and discusses, in a general manner, the process by which the Board and its committees oversee senior management’s exercise of risk management responsibilities. The Board is regularly informed through committee reports of each committee’s activities in overseeing risk management within their respective areas of oversight responsibility.

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Meetings of the Board

The Board held eight regular meetings and three special meetings in 2016. Executive sessions of non-employee directors are normally held at each regular Board meeting. Any non-employee director may request that additional executive sessions be scheduled. Shareholders may communicate with the Company’s non-employee directors by following the instructions set forth under “—Shareholder Communications with the Board” below. Board members customarily have attended the Company’s annual meetings of shareholders. All Board members attended the Company’s 2016 annual meeting of shareholders. In 2016, each director attended at least 75% of the meetings of the Board and the committees on which he or she served during the period for which he or she has been a director.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with the Board directly by writing to: Non-Executive Chairman of the Board, c/o Flowserve’s Corporate Secretary, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. All such communications will be delivered to Mr. Rusnack.

Committees of the Board

The Board maintains an Audit Committee, a Finance Committee, a Corporate Governance and Nominating Committee (“CG&N Committee”) and an Organization and Compensation Committee (“O&C Committee”). Only independent directors are eligible to serve on Board committees. Each committee is governed by a written charter. The charters of the Audit Committee, Finance Committee, CG&N Committee and O&C Committee are available on the Company’s website at www.flowserve.com under the “Investors — Corporate Governance — Documents & Charters” caption.

Committee Membership and Number of Meetings

The following table identifies the current members of each of the Board’s committees and the number of meetings held in 2016:

		Corporate Governance		Organization &
Name	Audit(1)	& Nominating(2)	Finance(2)	Compensation(2)
Leif E. Darner	X		X
Gayla J. Delly	Chair	X
Lynn L. Elsenhans(3)			X	X
Roger L. Fix	X	Chair
John R. Friedery		X		Chair
Joe E. Harlan			X	X
Rick J. Mills	X	X
David E. Roberts			Chair	X
William C. Rusnack(4)(5)
Number of Meetings Held	7	5	4	4
(1)	The Board has determined that Ms. Delly qualifies as an audit committee financial expert under SEC rules and has accounting or related financial management expertise for purposes of the NYSE corporate governance listing standards. The Board has also determined that all members of the Audit Committee are financially literate, within the meaning of the NYSE corporate governance listing standards, and meet the independence standards set forth in the SEC rules and required by the NYSE.
(2)	The Board has determined that all members of the committee meet the independence standards of the NYSE.
(3)	Ms. Elsenhans is transitioning from the Board effective as of the Annual Meeting.
(4)	Mr. Rusnack is retiring from the Board effective as of the Annual Meeting.
(5)	As the Non-Executive Chairman of the Board of Directors, Mr. Rusnack serves as an alternate director of all committees for any committee member not in attendance at a committee meeting.

Audit Committee

The Audit Committee directly engages the Company’s independent auditors, pre-approves the scope of the annual external audit and pre-approves all audit and non-audit services to be provided by the independent auditor. The Audit Committee further approves and directly reviews the results of the Company’s internal audit plan. The Audit Committee also meets with management and the independent auditors to review the quality and accuracy of the annual and quarterly financial statements and considers the reports and recommendations of independent internal and

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external auditors pertaining to audit results, accounting practices, policies and procedures and internal controls. The Audit Committee also reviews and discusses, in a general manner, the process by which the Board and the other Board committees oversee senior management’s exercise of risk management responsibilities.

The Audit Committee meets regularly with the external and internal auditors in executive sessions to discuss their reports on a confidential basis. In addition, the Audit Committee prepares and issues the “Report of the Audit Committee” included in this proxy statement.

Finance Committee

The Finance Committee advises the Board on all corporate financing and related treasury matters regarding capital structure and major corporate transactions. The Finance Committee also approves major capital expenditures, including acquisitions, made by the Company and also advises the Board on the Company’s pension fund performance.

Corporate Governance and Nominating Committee

The CG&N Committee is responsible for making recommendations to the Board for the positions of Chairman of the Board, President and Chief Executive Officer. The CG&N Committee is also responsible for recommending candidates for membership to the Board. Prior to considering nominee director candidates, the CG&N Committee assesses the appropriateness of the Board’s current size and composition and whether any vacancies on the Board are expected due to retirement or other factors. If additional directors are needed or vacancies are anticipated or otherwise arise, the CG&N Committee utilizes a variety of methods for identifying and evaluating nominee director candidates.

The identification and evaluation of director candidates begins with the Board’s Corporate Governance Guidelines, which establish the criteria for Board membership. As a starting point under the Guidelines, all prospective Board members must possess the highest professional and personal ethics. Board members should have varied professional expertise in fields of accounting and finance, engineering, industrial sales, manufacturing, international operations, human resources and field service. Additionally, all existing and prospective Board members should have a broad strategic view, possess a global business perspective and demonstrate relevant and successful career experience. A Board member’s service on the boards of other public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties and effectively represent the interests of the shareholders.

The Guidelines further articulate the Board’s firm belief that, underlying the aforementioned criteria, the Board’s members should have a diversity of backgrounds, which is viewed in comprehensive terms. In evaluating diversity of backgrounds, the Board considers individual qualities and attributes, such as educational background, professional skills, business experience and cultural viewpoint, as well as more categorical diversity metrics, such as race, age, gender and nationality. This consideration is implemented through the selection process for director nominees, and the Board assesses its effectiveness in promoting diversity through an annual self-assessment process that solicits feedback concerning the appropriateness of the Board’s diversity, among other critical performance factors.

The CG&N Committee considers various potential director candidates who may come to the attention of the CG&N Committee through current Board members, professional search firms, shareholders or other persons. The CG&N Committee generally retains a national executive-recruiting firm to research, screen and contact potential candidates regarding their interest in serving on the Board, although the CG&N Committee may also use less formal recruiting methods.

A shareholder desiring to recommend a candidate for election to the Board should submit a written notice, as required by the Company’s By-laws, including the candidate’s name and qualifications to our Corporate Secretary, who will refer the recommendation to the CG&N Committee. The CG&N Committee may require any shareholder-recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of such recommended candidate or to assist in evaluating the recommended candidate. The CG&N Committee may require the submission of a fully completed and signed Questionnaire for Directors and Executive Officers on the Company’s standard form and a written consent by the shareholder-recommended candidate to serve as a director, if so elected.

Under the proxy access provisions of our By-laws, eligible shareholders and/or shareholder groups are permitted to include shareholder-nominated director candidates in our proxy materials. Additional details about the process to include shareholder-nominated director candidates in our proxy materials are set forth under “—Shareholder Proposals and Nominations” above and in Article II, Section 9 of the Company’s By-laws.

All identified candidates, including shareholder-recommended candidates, are evaluated by the CG&N Committee using generally the same methods and criteria, although those methods and criteria may vary from time to time depending on the CG&N Committee’s assessment of the Company’s needs and current situation.

The CG&N Committee is also responsible for preparing materials for the Chief Executive Officer’s annual performance review conducted by the Board. Further, the CG&N Committee reviews and recommends, as deemed appropriate, changes to the Company’s corporate governance policies consistent with SEC rules and the NYSE corporate governance listing standards.

Organization and Compensation Committee

The O&C Committee is responsible for establishing executive compensation for officers, including the Chief Executive Officer and other corporate officers. As further discussed under “Executive Compensation,” decisions regarding compensation are made by the O&C Committee in a manner that is intended to be internally equitable, externally competitive and an incentive for effective performance in the best interests of our shareholders, while adhering to and promoting the Company’s risk management objectives. The O&C Committee is the administrator of the Company’s various equity and incentive compensation plans for key employees. The O&C Committee may, under certain circumstances, delegate routine or ministerial activities under these plans to management.

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The O&C Committee also reviews the recommendations of the Chief Executive Officer and the Senior Vice President, Chief Human Resources Officer, regarding adjustments to the Company’s executive compensation programs. The O&C Committee has retained and regularly meets with its independent executive compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic Cook”). Frederic Cook has assisted the O&C Committee in evaluating the Company’s compensation programs and adherence to the philosophies and principles stated below under “Executive Compensation—Compensation Discussion and Analysis.”

The O&C Committee is also responsible for reviewing management succession plans and for recommending changes in director compensation to the Board. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the “Organization and Compensation Committee Report” included in this proxy statement.

Board of Directors Compensation

The following table sets forth certain information with respect to our non-employee director compensation for the fiscal year ended December 31, 2016. Compensation information for Mr. Blinn is set forth below under “Executive Compensation—Summary Compensation Table.” Mr. Blinn did not receive any compensation solely for service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Leif E. Darner	75,000		124,985	199,985
Gayla J. Delly	97,750	(3)	124,985	222,735
Lynn L. Elsenhans	86,250	(3)	124,985	211,235
Roger L. Fix	85,000		124,985	209,985
John R. Friedery	97,750	(3)	124,985	222,735
Joe E. Harlan	86,250	(3)	124,985	211,235
Rick J. Mills	86,250	(3)	124,985	211,235
Charles M. Rampacek(5)	37,500		–	37,500
David E. Roberts	97,750	(3)	124,985	222,735
William C. Rusnack	195,000	(4)	124,985	319,985
(1)	Eligible directors received an annual equity grant of 2,783 shares of restricted common stock on May 19, 2016, the date of the Company’s 2016 annual meeting of shareholders. The amounts shown in this column reflect the grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation – Stock Compensation”, and are calculated using a price per share of $44.91, the closing market price of the Company’s common stock as reported by the NYSE on the date of grant. Assumptions used in the valuations are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended December 31, 2016 in the Annual Report on Form 10-K filed on February 16, 2017.
(2)	The current non-employee directors each had 2,783 shares of restricted common stock outstanding at December 31, 2016; all other shares held are vested.
(3)	Amount reported includes a 15% premium to actual fees due to the director’s election to defer all or a portion of cash retainer payments in the form of Company common stock under the Company’s director stock deferral plan.
(4)	Includes an additional cash retainer for services as Non-Executive Chairman of the Board.
(5)	Mr. Rampacek retired from the Board effective May 19, 2016.

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2016 Director Compensation Elements

In 2016, non-employee directors received, as applicable: (a) an annual cash retainer of $60,000; (b) an annual cash committee service fee of $7,500 (per committee); (c) an annual cash committee chairman service fee of $10,000; (d) an annual cash retainer for services as Non-Executive Chairman of the Board of $125,000; and (e) equity compensation with a target value of $125,000. Directors are also eligible to receive special additional compensation when performing services that have been determined by the Board to be well above and beyond the normal director service requirements. The Board has set a compensatory rate of $3,500 per day for such services, though no fees were paid for this purpose in 2016. The compensation elements and amounts were established by the Board after review of data prepared by the O&C Committee’s independent consultant, showing competitive director compensation levels for peer companies and the Company’s high performance peer group, which is discussed under “Executive Compensation.”

Pursuant to the Company’s cash and stock director deferral plans and equity compensation plans, directors may elect to defer all or a portion of their annual cash compensation and equity compensation. The annual cash compensation may be deferred in the form of cash or in the form of an equivalent value of Company common stock. Compensation deferred in the form of cash accrues interest while deferred at rates that do not exceed market rates or constitute preferential earnings. If a director elects to defer cash compensation in the form of Company common stock, the director receives a 15% premium on the amount deferred.

The equity portion of non-employee director compensation is provided in the form of restricted common stock of the Company having a $125,000 fair market valuation at the time of grant, which is established on the date of the annual meeting of shareholders of the applicable year. Voting rights accompany such restricted common stock, which fully vest after the earlier of one year from the date of grant, the termination of the director’s service due to death or disability or a change in control. Under the Company’s Corporate Governance Guidelines, all non-employee directors must own shares of Company common stock with a value at least five times his or her annual cash retainer (currently valued at $300,000) by his or her fifth anniversary of Board service. If the stock ownership requirement is not met, the director will receive all future Board compensation in the form of Company common stock until the requirement is satisfied. For 2016, all non-employee directors met their stock ownership requirements.

Non-Executive Chairman of the Board Compensation

The Non-Executive Chairman of the Board receives an annual cash service fee in addition to the annual cash retainer and cash committee service fees. This annual service fee is set at $125,000. Mr. Rusnack receives this additional compensation on a quarterly basis, in accordance with the pre-established director compensation cycles.

Compensation Committee Interlocks and Insider Participation

During 2016, the members of the O&C Committee included Ms. Elsenhans, Mr. Friedery, Mr. Harlan and Mr. Roberts. None of the members of the O&C Committee were at any time during 2016 an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or a compensation committee of any entity that has one or more executive officers serving as a member of our Board or O&C Committee.

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EXECUTIVE OFFICERS

The following sets forth certain information regarding the Company’s executive officers. Information pertaining to Mr. Rowe, who is both a director and executive officer of the Company, is presented above under “Board of Directors—Biographical Information—Nominees to Serve an Annual Term Expiring at the 2018 Annual Meeting of Shareholders.”

Name	Age	Position With the Company
R. Scott Rowe(1)	46	President, Chief Executive Officer and Director
Mark A. Blinn(2)	55	President, Chief Executive Officer and Director
Keith E. Gillespie	51	Senior Vice President and Chief Strategy Officer
Kim L. Jackson	55	President, Engineered Product Operations
John R. Lenander	60	President, Flow Control Operations
Thomas L. Pajonas	61	Executive Vice President and Chief Operating Officer
Carey A. O’Connor	45	Senior Vice President, General Counsel and Secretary
Karyn F. Ovelmen(3)	54	Executive Vice President and Chief Financial Officer
John E. Roueche III(4)	49	Interim Chief Financial Officer
Dave M. Stephens	55	Senior Vice President and Chief Human Resources Officer
Kirk R. Wilson	50	President, Aftermarket Services & Solutions
(1)	Mr. Rowe was appointed as President, Chief Executive Officer and Director effective April 1, 2017.
(2)	Mr. Blinn retired from his position with the Company effective March 31, 2017.
(3)	Ms. Ovelmen transitioned from her position with the Company effective February 24, 2017.
(4)	Mr. Roueche was appointed as Interim Chief Financial Officer effective February 24, 2017.

Mark A. Blinn, who retired from his position effective March 31, 2017, served as a director and as President and Chief Executive Officer of Flowserve from October 2009 to March 2017. Mr. Blinn previously served as the Company’s Chief Financial Officer beginning in 2004 and Senior Vice President, Latin America Operations beginning in November 2007. Prior to his service with the Company, he was employed as the Chief Financial Officer of FedEx Kinko’s Office and Print Services, Inc., an international shipping and printing company, from 2003 to 2004, and as Vice President and Treasurer of Kinko’s, Inc. from 2002 to 2003. Since January 2013, Mr. Blinn has served as a director of Texas Instruments, a semiconductor company.

Keith E. Gillespie has served as Senior Vice President, Chief Strategy Officer since joining Flowserve in May 2015 with responsibility for corporate strategy and strategic transactions at the company. In this capacity he has responsibility for the Research and Development, Corporate Development, Marketing and Communications organizations. Before joining the Company, he was Managing Director at AlixPartners from 2002 to 2015, where he was responsible for leading the firm’s Business and Consumer Services Practice and the firm’s Growth and Strategy Practice, as well as business improvement efforts at global companies across multiple sectors. Prior to AlixPartners, he served in various senior executive roles at McKinsey & Company, i2 Technologies, and TenFold Corporation.

Kim L. Jackson has served as President of Engineered Product Operations since June 2013. He was employed previously with Sulzer AG, Switzerland and its affiliates from 2004 to 2013, where he held several management positions, most recently as the division President of Sulzer Pumps from April 2007 to March 2013.

John R. Lenander has served as President, Flow Control Operations since February 2017. He has served in various roles since joining the Company in June 2006, most recently as Interim President, Flow Control Operations from November 2015 to February 2017, as Vice President & General Manager, Oil & Gas Sector from 2008 to 2015 and Vice President, Business Development, Flow Control Division from 2006 to 2008. He was employed previously with Dresser, Inc., where he held several management positions, most recently as Vice President, Global Sales, Flow Solutions Division from 2002 to 2005.

Thomas L. Pajonas has served as Executive Vice President since February 2014 and Chief Operating Officer since January 2012. From 2004 to January 2012, he served as President of the Flow Control Division, holding the positions of Vice President from 2004 to December 2006 and Senior Vice President from December 2006. He was previously employed as Managing Director of the U.S. Rail Products Unit of Alstom Transport, a supplier of rail products, from 2003 to 2004 and Senior Vice President from 1999 to 2003 of the Worldwide Power Boiler Business of Alstom, Inc. From 1996 to 1999 he served in various capacities as Senior Vice President and General Manager International Operations and subsequently Senior Vice President and General Manager Standard Boilers Worldwide of Asea Brown Boveri.

Carey A. O’Connor has served as Senior Vice President, General Counsel and Secretary since November 2012. She previously served as Vice President and Corporate Secretary from May 2011 to November 2012, as Vice President, Global Group Counsel from October 2006 to May 2011, and Director, Global Human Resources Counsel from January 2003 to October 2006. Prior to Flowserve, she was employed with Haynes and Boone, an Am Law 100 law firm, for 6 years.

Karyn F. Ovelmen, who transitioned from her position with the Company effective February 24, 2017, served as Executive Vice President and Chief Financial Officer from June 2015 to February 2017. She was previously employed as Executive Vice President and Chief Financial Officer of LyondellBasell Industries N.V., a multinational chemical company, from October 2011 to May 2015 and served on its Management Board from April 2014 to May 2015. From May 2006 to September 2010, she served as an Executive Vice President and Chief Financial Officer and Member of the Executive Board of Petroplus Holdings AG (formerly, Petroplus International N.V.) She served as an Executive Vice President and Chief Financial Officer of Argus Services Corporation from 2005 to 2006. Prior to Argus Services Corporation, she served as Vice President of financial reporting and investor relations for Premcor Inc. from November 2003 to September 2005. Prior to Premcor, she was employed with PricewaterhouseCoopers for 12 years.

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John E. Roueche III has served as Interim Chief Financial Officer since February 2017. He was previously employed as Vice President, Investor Relations and Treasurer from October 2012 to February 2017. Prior to joining the Company, he previously served as Vice President, Investor Relations and Treasurer of McDermott International, Inc., a leading engineering, procurement, construction and installation company, from August 2010 until October 2012 and as Vice President, Investor Relations and Corporate Communications from April 2006 to August 2010. In the preceding years, he served in progressive accounting and finance roles with Pennzoil-Quaker State Company, Pennzoil Company and Shell Oil Company.

Dave M. Stephens has served as Senior Vice President, Chief Human Resources Officer since February 2014. He previously served as Vice President, Human Resources from February 2010 to February 2014, as Vice President, Global Compensation & Benefits from March 2002 to February 2010, and Director, Global Compensation & Benefits from November 1997 to February 2002.

Kirk R. Wilson has served as President of Aftermarket Services & Solutions since September 2015. He has served in various roles since joining the Company in 1987, most recently as President, Services and Solutions Operations from January 2012 to September 2015, as Vice President and General Manager, Integrated Solutions Group from 2008 to 2011 and Vice President, Marketing for the Pump Division from 2004 to 2008.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Introduction. The following sections contain our Compensation Discussion and Analysis (“CD&A”). This CD&A provides an overview and analysis of our executive compensation program and policies and the material compensation decisions we have made for our principal executive officer and our other executive officers named in the “Summary Compensation Table” on page 39. We refer to this group of executive officers collectively as our “Named Executive Officers” throughout this document. During 2016, our Named Executive Officers were:

•	Mark A. Blinn, President and Chief Executive Officer (“CEO”) (principal executive officer), who retired from his role in March 2017;

•	Karyn F. Ovelmen, Executive Vice President and Chief Financial Officer (“CFO”) (principal financial officer), who transitioned from her role in February 2017;

•	Thomas L. Pajonas, Executive Vice President and Chief Operating Officer;

•	Carey A. O’Connor, Senior Vice President, General Counsel and Corporate Secretary; and

•	Keith E. Gillespie, Senior Vice President and Chief Strategy Officer;

Market Context. Flowserve designs, manufactures, distributes, and services industrial flow management equipment worldwide. While our end markets are diversified across many industries, a significant portion of our products and services are delivered to the energy industry. For this reason, our stock price performance is meaningfully impacted by significant changes in world oil prices. The recent downturn in crude prices beginning in the fourth quarter of 2014 and continuing through 2016 caused our energy industry customers to reduce capital budgets, which lowered demand for this segment of our markets. The graph below illustrates the relationship between our performance and the price of crude over the past three years.

Pay for Performance. Each year, the O&C Committee, which is made up entirely of independent directors, determines the total amount and appropriate mix of compensation for our executive officers, including the Named Executive Officers. We believe that our compensation program is designed so that pay is commensurate with the level of performance generated, with incentive compensation representing the majority of total compensation. Accordingly, the President and CEO had 86.1% of his pay “at risk” or “variable” and dependent upon Company and stock price performance, as well as his individual performance. The other Named Executive Officers had on average 76.1% of their pay “at risk” or “variable.”

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The following graphs illustrate the directional relationship between our Company performance and the compensation of our President and Chief Executive Officer.

(1)	As reported in the Summary Compensation Table, excluding change in pension value and non-qualified deferred compensation earnings.

As discussed in more detail under “—Elements of the Executive Compensation Program—Annual Incentive Opportunity”, our Named Executive Officers, as well as other Company employees, are eligible to receive a cash incentive payment based upon the Company’s operating income, operating cash flow and bookings performance against pre-established goals. Based on our 2016 results, our operating income performance metric was 59.3% of our pre-established goal, our operating cash flow metric was 76.8% of our pre-established goal, and our bookings metric was 91.4% of our pre-established goal. This resulted in an annual incentive award payout of 11.4% of target for our Named Executive Officers, reflecting our pay for performance philosophy.

2014-2016 TOTAL SHAREHOLDER RETURN

(1)	For more information on our high performance peer group (“HPPG”), see the discussion under “— Executive Compensation Program Objectives and Principles” below.

For the 2014-2016 performance period, our Named Executive Officers, as well as other Company employees, receive a portion of their equity incentive compensation in the form of contingent performance shares, which vest, if at all, based on: 1) the Company’s average return on net assets (“RONA”) against the performance of a defined peer group and 2) the Company’s growth in bookings compared to overall gross domestic product (“GDP”) growth of countries that are members of the Organisation for Economic Co-operation and Development (“OECD”). For the 2014-2016 performance period, the Company’s RONA was 13.6%, representing approximately 112.6% of the three year average median RONA of the high performance peer group and the Company’s growth in bookings was -7.6%, which was 9.53 percentage points below the average GDP growth. These elements are described in more detail under “—Executive Compensation Program Objectives and Principles”. This resulted in the contingent performance shares awarded for this performance period vesting at 109% of target. This is consistent with our emphasis on long-term performance objectives and the achievement of benchmarked financial metrics, which is described in more detail under “—Elements of the Executive Compensation Program – Long-Term Incentives.” Additionally, the Company’s total shareholder return (“TSR”) for 2014-2016, which is measured by the change in our stock price from the end of 2013 through the end of 2016, plus reinvestment of dividends paid during the period, was -36.5%.

2016 Say-on-Pay Vote and Company Response. While our shareholders voted 96.8% in favor of our Named Executive Officers’ compensation at the 2016 Annual Meeting, we are constantly seeking to improve our compensation program. In line with our commitment to be responsive to both our shareholders and market conditions, we took several compensation actions during 2016. The O&C Committee believes these changes to our compensation program demonstrate our commitment to align our compensation program with stockholder interests and encourage value creation. Although these changes are discussed in this CD&A, the impact of these decisions will be reflected in 2017. In addition to the changes made in 2016, our compensation decisions for 2017 included the following:

•	Held target compensation levels flat for executive officers.

•	For the AIP awards granted with respect to the 2017 performance period, we maintained significant emphasis on operating income and modified the following performance measures:

–	Replaced bookings with sales/revenues; and

–	Replaced operating cash flow with primary working capital as a percent of revenue.

•	For the contingent performance shares granted with respect to the 2017-2019 performance period, we modified the following performance measures to further encourage effective capital deployment and enhance alignment with the shareholder interests:

–	Replacing RONA with ROIC measured against (1) performance relative to Weighted Average Cost of Capital (“WACC”) and (2) relative to specific industry peers; and

–	Replacing bookings growth with relative TSR versus specific peer group.

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Compensation Objectives and Core Elements. Our key executive compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. In pursuing these objectives, the O&C Committee uses certain guiding principles in designing the specific elements of the executive compensation program.

Consistent with these principles, the core elements of our executive compensation program consist of:

•	cash compensation, in the form of market competitive base salary and an annual incentive opportunity tied to operating income, operating cash flow and bookings performance against pre-established goals; and

•	long-term equity compensation, in the form of restricted stock units that vests over time and contingent performance shares that vest, if at all, based on the achievement of benchmarked financial performance metrics designed to reinforce our business objectives and values.

Other benefits are provided to the Named Executive Officers that are generally consistent with those provided to other employees of the Company, including health plans and retirement benefits.

This CD&A is intended to facilitate a better understanding of the detailed information provided in our executive compensation tables that follow by analyzing such data within the context of our overall compensation program.

To guide the discussion and analysis, we have organized our CD&A after this “Executive Summary” into the following sections:

•	Oversight of the Executive Compensation Program – This section describes the respective roles and responsibilities of the O&C Committee and the O&C Committee’s independent compensation consultant.

•	Executive Compensation Program Objectives and Principles – This section describes the objectives that guide our compensation programs and discusses the individual principles the O&C Committee has established to drive our achievement of those objectives. This includes how our performance peer group is established and how compensation is benchmarked to market reference points.

•	Elements of the Executive Compensation Program – This section discusses the individual elements of our compensation program for the Named Executive Officers, including base salary, annual cash incentive opportunity, long-term equity incentives (including stock ownership requirements), pension plan, severance benefits, change-in-control plan and certain other benefits.

•	Additional Executive Compensation Information – This section includes an overview of other important executive compensation programs and policies, including employment agreements, tax and accounting implications and specific discussion of the CEO’s compensation in 2016.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the O&C Committee. Consistent with the NYSE corporate governance listing standards, the O&C Committee is composed entirely of independent, non-employee members of the Board. In addition, the Non-Executive Chairman of the Board generally attends the meetings of the O&C Committee.

As reflected in its charter, the O&C Committee has overall responsibility for setting the compensation for our CEO, which is approved by the full Board, and for approving the compensation of our other executive officers, including the other Named Executive Officers. The O&C Committee also oversees the alignment of organizational design and management development in support of achieving our operational objectives and strategic plans and monitors the policies, practices and processes designed to develop our core organizational capabilities and managerial competencies.

The O&C Committee has the authority to retain outside advisors as it deems appropriate. The O&C Committee has engaged Frederic Cook as its compensation consultant to provide advice and information. Frederic Cook has assisted and advised the O&C Committee on all aspects of our executive compensation program, and they provide no other services to the Company. The services they provide include:

•	providing and analyzing competitive market compensation data;

•	analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate;

•	analyzing the appropriateness of the comparable performance peer group (discussed below); and

•	evaluating how well our compensation programs adhere to the philosophies and principles stated below under “—Executive Compensation Program Objectives and Principles.”

The O&C Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. On matters pertaining to director compensation, the O&C Committee also receives data, advice and counsel from Frederic Cook. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the Organization and Compensation Committee Report included in this proxy statement.

Executive Compensation Program Objectives and Principles

Our primary compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. While the individual compensation elements may differ, the design of the executive compensation program is generally based on the same objectives as the overall compensation program provided to all of our employees. The O&C Committee has established the following principles, which are meant to effect these compensation objectives and guide the design and administration of specific plans, agreements and arrangements for our executives, including the Named Executive Officers.

Compensation Should be Performance-Based. The O&C Committee believes that a significant portion of our executives’ total compensation should be tied to how well they perform individually and should be “at risk” based on how well the Company performs relative to applicable financial and non-financial objectives. To accomplish this, the O&C Committee uses a variety of targeted, performance-based compensation vehicles in our executive compensation program that are specifically designed to incorporate performance criteria that promote our annual operating plan and long-term business strategy, build long-term shareholder value and avoid encouraging excessive risk-taking.

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As the O&C Committee believes that there should be a strong correlation between executive pay and Company performance, in years when our performance exceeds objectives established for the relevant performance period, executive officers should be paid more than 100% of the established target award. Conversely, when performance does not meet the established objectives, incentive award payments should be less than 100% of the established target level or eliminated altogether if performance is below threshold performance levels.

Compensation Should Reinforce Our Business Objectives and Values. Our business vision is to become the world’s most respected company in flow management through our industry expertise, innovative solutions and community commitment. Seven key strategies for achieving this vision are communicated to all our employees, and are referred to in this proxy statement as our key strategies. These key strategies include: Disciplined Profitable Growth; Customer Relationship; Employee Focus; Innovation and Portfolio Management; Strategic Localization; Operational Excellence; and Sustainable Business Model. The O&C Committee considers these strategies, as well as the Company’s risk tolerance, when identifying the appropriate incentive measures and when assigning individual goals and objectives to the Named Executive Officers.

Performance-Based Compensation Should be Benchmarked. The O&C Committee believes that the use of internal performance metrics alone yields an incomplete picture of Company performance. Accordingly, the performance-based element of our executive compensation program also emphasizes and evaluates the Company’s performance relative to organizations in a benchmark “high performance peer group” (“HPPG”) of high performance cyclical industrial manufacturers. This evaluation serves as a means to assess, on a comparative basis, how well we deliver results that build long-term shareholder value, which in turn allows us to better establish the performance expectations of senior management in leading the Company.

For the 2014 -2016 and 2015-2017 performance periods, our HPPG consists of the following companies:

Ametek Inc.	Dover Corp	Parker Hannifin Corp.	Sulzer
Atlas Copco AB	Joy Global Inc.	Rockwell Automation Inc.	Wabtec Corp.
Crane Co.	Lincoln Electric Holdings Inc.	SKF AB	Weir Group PLC
Donaldson Co Inc.	Nordson Corp.	Snap-On Inc.	Woodward Inc.

*Cameron International Corp was removed due to its merger with Schlumberger Limited.

The process for establishing the prior HPPG began by compiling an initial sample of potential comparable organizations from S&P 1500 and FORTUNE Industrials, current peers and relevant competitors based on SIC codes and Global Industrial Classification Standards. We then used a top-down, multi-stage filtering approach to distill the comparable sample and establish the HPPG. The first filter imposed a revenue requirement of between $1 billion and $16 billion. The second filter required that the average of the two, three and four-year TSR be above the industrial median. The third filter focused on core financial criteria relevant to the Company, which included revenue growth, RONA, operating cash flow and operating margin, three of which were required to be above the industrial median. The next filter imposed mandatory standalone criteria that address certain operational and strategic aspects and included an end-to-end supply chain and greater than 60% of revenues derived multinationally.

This filtering approach produced a group of 32 organizations. These organizations were then subjected to additional review to identify key business drivers that the O&C Committee believed would impact an organization’s ability to be a fair point of comparison for the Company over the next three years. In this additional review, the O&C Committee examined debt to equity ratios, net property, plant and equipment as a percentage of revenues, goodwill as a percentage of total assets (greater than the 25th percentile required) and organic sales growth (greater than the 25th percentile required). This process resulted in the final HPPG identified above.

In the interest of having a more consistent and functional benchmarking standard, the O&C Committee strives to reevaluate the HPPG at least once every three years, and a detailed process is followed in identifying and evaluating organizations appropriate for inclusion. The last scheduled review of the HPPG was completed in early 2016 primarily due to consolidations within our prior HPPG. As a result of this review, the O&C Committee determined certain changes to the HPPG were advisable, primarily to help ensure that as the Company has evolved over the last several years, the group appropriately reflects the operational and strategic profile of the Company.

As a result, our new HPPG for the 2016-2018 performance period consists of the following companies:

Ametek Inc.	FMC Technologies, Inc.	Pentair plc	Trinity Industries, Inc.
Crane Co.	IDEX Corporation	Rockwell Automation	Woodward Inc.
Colfax Corporation	Lincoln Electric Holdings Inc.	Snap-On Inc.	Xylem, Inc.
Donaldson Co Inc.	Nordson Corp.	Stanley Black & Decker, Inc.
Dover Corp	Parker Hannifin Corp.	Terex Corporation

The process for establishing the HPPG for the 2016-2018 performance period again began by compiling an initial sample of potential comparable organizations from all publicly traded U.S. companies. We then used a top-down, multi-stage filtering approach to distill the comparable sample and establish the HPPG. The first filter narrowed the list to primarily manufacturers of industrial equipment that fall within the broad S&P industry category, “Machinery and Energy Equipment & Services”. The second filter focused on core financial criteria and imposed a revenue requirement between one-third to three times the Company’s revenue and market-capitalization value. The next filter considered the overall comparative appropriateness and statistical validity of the peer group. The process resulted in the final HPPG identified above.

Compensation Levels Should be Market Competitive. To encourage building long-term shareholder value and the attraction and retention of executive talent, at least once each year the O&C Committee reviews market compensation survey data compiled and prepared by management and their executive compensation consultant, which is also reviewed by the O&C Committee’s compensation consultant, to evaluate how and whether our executive compensation program is market competitive. The survey data used by the O&C Committee is gathered from two key sources: (i) information for comparable executive positions within the HPPG, as identified above; and (ii) information from the manufacturing industry portion of the Hewitt Associates’ Total Compensation Measurement survey (the

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“Hewitt Survey”), which we sometimes refer to as the broad or broader market. Data from the Hewitt Survey is scoped based on revenue using an equally weighted blend of companies with revenues of $2.5-5 billion and $5-$10 billion (when available). The O&C Committee recognizes that potential candidates for executive positions, as well as market opportunities for our current executives, are not necessarily limited to companies in our industry sectors. As such, the O&C Committee does not limit its market analysis to only the organizations in our HPPG.

The O&C Committee uses this survey data to benchmark our executives’ base salary, annual bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. Additionally, the O&C Committee uses the survey data to evaluate how, for each executive position, the O&C Committee’s compensation actions are appropriate, reasonable and consistent with the Company’s philosophy, practices and policies, considering the various labor markets in which we compete for executives.

The O&C Committee believes that setting target compensation at levels approximating the market median balances our interests in maintaining market competitive compensation and organizational efficiency. As such, base salary, the target annual incentive opportunity and long-term incentive compensation for our executives are all generally set at levels approximating the 50th percentile of both the HPPG and the broad market taken from the Hewitt Survey.

Incentive Compensation Should Represent the Majority of Total Compensation. The O&C Committee believes that the proportion of an executive’s total compensation that is “at risk” based on individual, division, function and/or corporate performance should increase in line with the scope and level of the executive’s business responsibilities. Accordingly, for 2016, on average 78.1% of the total target-direct compensation of the Named Executive Officers at the time of award was dependent upon our stock price or our performance. The O&C Committee believes that the CEO’s “at risk” compensation should be a higher percentage of total direct compensation compared to the other Named Executive Officers in light of the position’s strategic focus, global governance and management responsibilities and accompanying risks. The following table presents the percentage of each Named Executive Officer’s total target-direct compensation for 2016 that was at risk as of the time of award.

Named Executive Officer	Percent of Fiscal 2016 Pay “At Risk”(1)
Mark A. Blinn	86.1%
Karyn F. Ovelmen	77.8%
Thomas L. Pajonas	81.3%
Carey A. O’Connor	72.6%
Keith E. Gillespie	72.6%
(1)	Calculated by dividing (i) the sum of the annual incentive opportunity and target long-term incentive opportunity by (ii) the sum of the annual incentive opportunity, target long-term incentive opportunity and base salary.

Incentive Compensation Should Balance Short-Term and Long-Term Performance. As stated above, the O&C Committee believes that executive compensation should be linked to building long-term shareholder value while remaining consistent with our business objectives and values. Our executive compensation program addresses this objective by including long-term incentives in the form of equity-based awards, such as restricted stock units and contingent performance shares, which makes the performance of the Company’s common stock a targeted incentive. As discussed in further detail below, we have also established minimum stock ownership requirements for our executives that carry associated penalties if they are not met.

The O&C Committee also recognizes that, while stock prices correlate to corporate performance over the long-term, other factors may significantly affect stock prices at any point in time. These factors include general economic conditions, industry business cycles and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular. The influence of these factors makes performance of the Company’s common stock alone an incomplete measure of the Company’s performance. Accordingly, the base salary and annual cash incentive opportunity compensation components emphasize current or short-term corporate performance and the realization of defined business and financial objectives, which tend to be less impacted by short-term fluctuations in the price of the Company’s common stock.

Over the past several years, the O&C Committee has maintained a ratio of base salary and annual cash incentive opportunity (short-term focus compensation) to long-term incentive compensation (long-term focus compensation) that is more heavily weighted towards long-term compensation for our Named Executive Officers. The O&C Committee believes that this greater emphasis on long-term compensation appropriately aligns the executives’ total compensation with the Company’s short-term and long-term performance objectives. This emphasis provides each Named Executive Officer a competitive amount of cash compensation each year (with the opportunity to increase that amount if annual incentive objectives are exceeded), complemented by an opportunity to earn a substantial amount of additional compensation if the Company and the executives are successful in achieving the Company’s long-term objectives. For the CEO, the emphasis on long-term compensation is greater than that for the other Named Executive Officers, which the O&C Committee believes is appropriate in light of the position’s strategic focus, global governance and management responsibilities and accompanying risks.

Long-Term Incentives Should Balance Stock- and Financial-Based Achievements. In 2016, our long-term incentive awards for the Named Executive Officers were equally weighted between:

•	restricted stock units, which generally vests ratably over time; and

•	contingent performance shares, which generally vest at the expiration of a 3-year performance period based on: 1) RONA performance compared to that of the HPPG; and 2) bookings growth compared to targeted bookings growth under the Company’s operating plan.

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The O&C Committee has determined that this long-term incentive mix appropriately encourages long-term equity ownership, promotes a balance between stock-based and financial-based achievements and aligns the interests of the Named Executive Officers with the Company’s risk profile and the interests of our shareholders. The Company does not currently grant stock options as part of its annual long- term incentive awards. The only options that have been awarded since 2007 are options that will be granted to R. Scott Rowe as part of his one-time sign on grants. Additional information regarding Mr. Rowe’s compensation is set forth under “—New Chief Executive Officer Compensation.”

The O&C Committee may in the future adjust the current mix of award types, adjust vesting conditions or approve different types of awards as part of its overall long-term incentive program. Any review of the long-term incentive program would be undertaken as part of the established practice of annually approving and granting equity awards to the long-term incentive plan participants at the O&C Committee’s annual compensation review, as discussed below.

The Executive Compensation Program Should be Reviewed Annually for Effectiveness. At the first regular committee meeting following our fiscal year end, the O&C Committee concludes its annual review of all components of our executive compensation program. This review is done with the input of the O&C Committee’s compensation consultant and in light of evolving market practices in the general industry, external regulatory requirements, the competitive market for executives, our risk management objectives and our executive compensation philosophy. In conducting its review, the O&C Committee reviews information related to each executive officer’s income and benefits, including base salary, target incentive, retirement income and health and welfare benefits. This review is described below under “—Annual Executive Compensation Program Review and Compensation Risk.”

Elements of the Executive Compensation Program

Overview

The primary elements of the Company’s executive compensation program in 2016 are shown in the following table and are discussed in detail below:

Category	Compensation Element	Description
Cash	Base Salary	Fixed cash compensation based on responsibilities of the position and set at levels approximating the market median of companies within the HPPG
	Annual Incentive Opportunity	Annual cash incentive for Company achievement of pre-determined financial performance metrics; payment ranges from 0% to 200% of target award
Long-Term Incentives	Restricted Stock Units (50% of total grant value)	Vests ratably over a three-year period
	Contingent Performance Units (50% of total grant value)	Cliff vests at end of a three-year period at 0% to 200% of award value based on RONA performance against the HPPG and bookings growth compared to targeted bookings growth under the Company’s operating plan
Retirement	Qualified Pension Plan	Qualified pension plan, available to all salaried U.S. employees
	Senior Management Pension Plan	Partially-funded, non-qualified defined benefit restoration plan, available to executive officers and other U.S. employees based on salary level
	Supplemental Executive Pension Plan	Partially-funded, non-qualified supplemental defined benefit plan, available to eligible U.S. executives to maintain competitive total retirement benefits
	401(k) Plan	Qualified 401(k) plan available to all U.S. employees; Company matches 75% of pre-tax contributions up to 6% of salary
Other	Severance Plan	Sets standard benefits for senior executives in the event of severance
	Change-in-Control Plan	Sets standard benefits for senior executives upon a change-in-control
	Other Benefits	Physical exam, enhanced vacation; no other perquisites offered

The O&C Committee’s process of reviewing the executive compensation program and setting compensation levels for our Named Executive Officers involves several components. During the first quarter of each year, the O&C Committee reviews each Named Executive Officer’s total compensation. The O&C Committee members also meet regularly with the Named Executive Officers at various times during the year, both formally within Board meetings and informally outside of Board meetings, which allows the O&C Committee to assess directly each Named Executive Officer’s performance. The O&C Committee also solicits input from all non-employee members of the Board as to the CEO’s performance during the year.

Except in years of CEO transition where the incumbent officer has completed less than one year of service in this capacity, the O&C Committee considers the results of the CG&N Committee’s process for reviewing the CEO’s performance with all independent Board members. The CG&N Committee’s process includes the independent Board members individually and collectively presenting their assessment of the CEO’s performance, as well as the CEO presenting his self-assessment of his performance. The O&C Committee uses these results when determining the CEO’s recommended compensation, which is subject to the independent Board members approval.

In addition, the CEO annually presents an evaluation of each other Named Executive Officer’s performance to the O&C Committee, which includes a review of each officer’s contributions over the past year, and his or her strengths, weaknesses, development plans and succession potential. The CEO also presents compensation recommendations for each Named Executive Officer for the O&C Committee’s consideration. Following this presentation and a benchmarking review for pay, the O&C Committee makes its own assessments and formulates compensation amounts for each other Named Executive Officer with respect to each of the elements in the Company’s executive compensation program as described below.

The Flowserve Corporation Equity and Incentive Compensation Plan (“EICP”) is our shareholder-approved equity and cash compensation plan that allows Flowserve to provide equity compensation in compliance with any applicable shareholder-approval requirements of the New York

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Stock Exchange. In addition, the shareholder-approved performance criteria in the EICP allow us to provide equity and cash compensation that may be tax-deductible under IRC 162(m) to our Named Executive Officers. In 2009, shareholders approved the EICP, and the Company reserved 8,700,000 shares of common stock (as adjusted for the Company’s three-for-one forward stock split effected on June 21, 2013) for distribution. In 2015, shareholders re-approved the performance criteria under the EICP to allow Flowserve to continue to provide compensation that may be tax-deductible for purposes of Section 162(m) of the IRC. The Annual Incentive Plan (“AIP”) and the Long-Term Incentive Plan (“LTIP”) are two Board-approved Flowserve compensation plans that are adopted under, and have the same expiration date as, the EICP, but which are maintained separate from the EICP. Awards granted under the AIP and LTIP that are intended to comply with the requirements of IRC 162(m) must use one or more of the EICP’s shareholder-approved performance criteria, and are dependent on fulfilling such performance criteria. In addition, equity awards provided under the LTIP are subject to the limitations of the EICP including the 8,700,000 shares of common stock that are reserved for distribution under the EICP. The Board most recently reviewed and approved the AIP and the LTIP on December 20, 2016.

Base Salary

During the first quarter of each year, the O&C Committee reviews and establishes the base salaries of the Named Executive Officers. The O&C Committee has established and maintains base salary market reference points for the Company’s various executive positions indicated by the market compensation survey data compiled and prepared by management and independently reviewed by the O&C Committee’s compensation consultant. For each Named Executive Officer, the O&C Committee takes into account the scope of his or her responsibilities, experience and individual performance and then balances these factors against competitive salary practices. The O&C Committee also considers internal pay equity on an annual basis with respect to the other executives and references external benchmarks provided by its compensation consultant. The O&C Committee did not assign any relative or specific weights to these factors. Because we are committed to a pay-for-performance philosophy, the O&C Committee generally establishes base salary levels to approximate the market median of companies within the HPPG. Based on the factors discussed above, the Named Executive Officers’ salaries were unchanged in 2016.

The base salaries paid to the Named Executive Officers during 2016 are shown in the “Summary Compensation Table” under the “Salary” column. Mr. Blinn’s base salary and other compensation components in 2016 are discussed below in further detail under “—Additional Executive Compensation Information—Chief Executive Officer Compensation in 2016.”

Annual Incentive Opportunity

During the first quarter of each year, the O&C Committee establishes an annual cash incentive opportunity for each Named Executive Officer under the AIP. At that time, the O&C Committee approves: (i) the overall Company performance measures for the fiscal year; and (ii) an AIP target opportunity for each Named Executive Officer.

Setting the AIP Target Opportunity. Each year, the O&C Committee establishes an AIP target opportunity for each Named Executive Officer, expressed as a percentage of the executive’s base salary. The O&C Committee sets these targets in consultation with its compensation consultant and in adherence to our stated executive compensation objectives and principles. The target annual incentive opportunity for each Named Executive Officer in 2016 is set forth in the following table:

Named Executive Officer	2016 AIP Target %
Mark A. Blinn	120%
Karyn F. Ovelmen	75%
Thomas L. Pajonas	85%
Carey A. O’Connor	65%
Keith E. Gillespie	65%

Setting Company Performance Measures. The O&C Committee, working with its compensation consultant and the CEO, evaluates and approves the Company’s AIP performance measures for each fiscal year. The O&C Committee sets each Named Executive Officer’s AIP performance measures that are consistent with our business strategy and tied to the achievement of important strategic objectives that drive the success of our business. The Company’s AIP performance measures and targets, unadjusted for extraordinary events, established for 2016 were as follows:

2016 Performance Measures	Weighting	2016 Target (in millions)
Operating Income (OI)	60.0%	$552.6
Operating Cash Flow (OCF)	20.0%	$532.7
Bookings	20.0%	$4,098.1

The metrics presented in the table above were evaluated using pre-defined internal criteria. The O&C Committee selected these performance metrics, with input from management, because they support the key strategies that we believe drive sustainable and profitable Company growth (as discussed under “—Executive Compensation Program Objectives and Principles” above).

On the basis of the foregoing performance metrics, we use the following formula to calculate the AIP payment for a given year:

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The Operating Income and Bookings metrics coincide in all material respects with the Company’s financial results as reported in its SEC filings. The Operating Cash Flow metric is calculated by adding the impact of currency revaluation effects, miscellaneous income and expense items and tax expense to operating income to arrive at an adjusted operating income figure, which is then adjusted for changes in working capital, certain accrued liabilities and depreciation and amortization. Additionally, the O&C Committee may exercise its judgment, within parameters it establishes at the beginning of the year, whether to exclude the effect of certain specified developments that occur during the year in determining the extent to which the performance objectives are met. Such developments may include unanticipated changes in accounting principles or extraordinary, unusual or unplanned events that have been reported in our public filings. For 2016, our Operating Cash Flow metric was approximately $409.9 million compared to reported cash flows from operations of approximately $227.6 million.

Where applicable, AIP awards are paid in March for the prior year’s performance based upon the O&C Committee’s assessment of actual performance against the pre-established AIP performance objectives, subject to adjustments for individual performance. A more in-depth description of the O&C Committee’s decisions with respect to the annual incentive awards paid to each Named Executive Officer for 2016 follows.

Measuring Performance and Establishing Payout. At the same time that the O&C Committee sets AIP performance metrics for a given year, it establishes a payout range for all AIP awards. The payout range ultimately determines the percentage of the target incentive to be paid, with an established upper limitation and a minimum below which no payment will be made. Additionally, the O&C Committee may modify an individual AIP award by up to 25% of calculated payout based on an individual’s contribution to our performance, as well as individual performance in relation to any extraordinary events or transactions. In this performance assessment, the O&C Committee considers the recommendations of the CEO as to the other Named Executive Officers. The Company currently uses a five point performance rating scale when determining the adjustments that are made to individual AIP awards. Such adjustments are made pursuant to the following schedule:

AIP Rating System
Performance Rating	AIP Adjustment
Below Expectations	-50%
Partially Met Expectations	-25%
Met Expectations	0%
Partially Exceeded Expectations	+7.5%
Exceeded Expectations	+15%

The 2016 payout range established for each Named Executive Officer was 0% to 200% of his or her respective target award opportunity. The actual payout percentage is determined using a matrix that compares the Company’s actual performance against the established performance targets for the year (referred to as “plan”). The following tables show the percentage of target award that is paid at different levels of Company performance against plan, as well as actual performance and payout percentages for 2016.

Operating Income Metric		Operating Cash Flow Metric		Bookings Metric
(60% Weight)		(20% Weight)		(20% Weight)
Company Performance	% Payout Score	Company Performance	% Payout Score	Company Performance	% Payout Score
59.3% of Plan	0.0%	76.8% of Plan	0.0%	<90% of Plan	0.0%
<85% of Plan	0.0%	<85% of Plan	0.0%	90% of Plan	50.0%
85% of Plan	50.0%	85% of Plan	50.0%	91.4% of Plan	57.0%
100% of Plan	100.0%	100% of Plan	100.0%	100% of Plan	100.0%
≥120% of Plan	200.0%	≥120% of Plan	200.0%	≥115% of Plan	200.0%

After the end of 2016, the O&C Committee reviewed the Company’s actual performance against each of the performance measures established at the beginning of the year. The O&C Committee noted that the Company remained resilient in 2016 in the context of uncertainty in its end markets. They noted, among other things, sales of $3.99 billion, operating income of $277.5 million, operating margin of 7.0%, and cash flows from operations of $227.6 million ($409.9 million as calculated for the annual incentive award, including adjustments noted below). The O&C Committee’s decision to exclude the 2016 impact of approved realignment activity increased performance against the Operating Income and Operating Cash Flow metrics by $94.9 and $59.8 million, respectively. Consistent with the principle of aligning awards with performance, the O&C Committee calculated the AIP percentage payout for each Named Executive Officer in accordance with the AIP formula and the achievement of the performance measures, as adjusted. As a result, the calculated AIP percentage payout for the CEO and all other Named Executive Officers was 11.4% of their target annual incentive opportunity and there was no annual incentive award granted.

Concerning individual performance, for 2016, the Board evaluated each of the Named Executive Officers based on the objectives outlined below, which were established and communicated to the Named Executive Officers at the beginning of 2016. None of these objectives are assigned individual weights, but are considered together. The Company has no policies or formula for allocating compensation among the various elements.

•	Achieve market-leading growth and earn attractive returns by effectively managing risk and leveraging our core competencies.

•	Pursue a rich understanding of our customers to ensure we serve their needs, exceed their expectations and build long-term relationships.

•	Create, enrich and sustain a rewarding and engaging work environment that attracts, develops and retains the highest caliber people in the industry.

•	Foster a culture of innovation and proactively manage a synergistic portfolio that creates optimal value for our customers and maximizes out long-term revenue.

•	Invest to provide local service capabilities to have an appropriate presence in countries that are central to future business growth opportunities.

•	Optimize our manufacturing and service assets, standardize best practices and utilize process excellence to meet our earnings potential.

•	Grow long-term viability through foundational values based on ethical business behavior, global corporate citizenship, sound operational practices and consistently superior financial performance.

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Long-Term Incentives

Our long-term incentive program rewards the Named Executive Officers for the Company’s performance over a multi-year period. Our long-term incentive program consists of two components: (1) restricted stock units that vest over time and (2) contingent performance shares. In 2016, all Named Executive Officers received their long-term incentive awards in these forms. The O&C Committee may also award one-time grants of restricted stock units in its discretion based on performance or other factors.

Determining the Structure of Awards. As discussed above, the O&C Committee believes that long-term incentive compensation is essential to retaining and motivating executives. The O&C Committee further believes that providing our executives with long-term incentives will encourage them to operate the Company’s business with a view towards building long-term shareholder value. Based on these considerations, the O&C Committee determined that for 2016, an equity award combination consisting of approximately one-half in value of restricted stock units, which vest ratably over a three-year period, and one-half in value of contingent performance shares, which cliff vests at the end of a three-year period, would best serve the goals that the O&C Committee sought to achieve for 2016. The awards are granted subject to a pre-approved total target pool of restricted stock units and contingent performance share awards available to employees eligible to participate in the long-term incentive program. The only options that have been awarded since 2007 are options that will be granted to R. Scott Rowe as part of his one-time sign on grants. Additional information regarding Mr. Rowe’s compensation is set forth under “—New Chief Executive Officer Compensation.”

Setting the Target Opportunity. Each year, the O&C Committee establishes a target long-term incentive opportunity for each Named Executive Officer, which is expressed as a percentage of the executive’s base salary. During the first quarter of each year, the O&C Committee determines the aggregate equivalent dollar value of the long-term incentive award for each Named Executive Officer and then makes annual grants of restricted common stock and contingent performance shares, as appropriate. The equity awards are made after the O&C Committee has had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company is making its major compensation decisions for the current fiscal year.

The O&C Committee has the discretion to increase or decrease a Named Executive Officer’s time-vested restricted stock unit award (but not the contingent performance share award) based on an assessment of the officer’s individual contribution to the Company’s results. For Named Executive Officers other than the CEO, the recommendations of the CEO are considered. Similar to potential AIP award adjustments, these adjustments must be based on individual performance relative to the Company’s key strategies. These adjustments, along with adjustments that may be made to the restricted stock unit awards of other plan participants, will not exceed the pre-approved total target pool available for restricted stock unit awards by more than 10% without specific O&C Committee consideration. In 2016, the O&C Committee did not adjust the time-vested restricted stock unit awards for any Named Executive Officer based on individual contribution.

The O&C Committee considers both the target dollar value of the long-term incentive package and the package’s potential dilutive effect on the Company’s outstanding shares of common stock in determining the aggregate equivalent dollar value available for individual long-term incentive awards, and the aggregate amount of total awards available for our executives. The O&C Committee first sets the target dollar value of the long-term incentive package for each Named Executive Officer and, in doing so, considers durable-goods manufacturing companies data from the Hewitt Survey and information from the Company’s HPPG, as previously described. For reasons described above under “—Executive Compensation Program Objectives and Principles—Compensation Levels Should be Market Competitive”, we generally provide, and in 2016 did provide, long-term incentive awards at target levels that approximate an average of the 50th percentile of both of the HPPG and the broad market taken from the Hewitt Survey.

Once the target dollar value is set, the O&C Committee considers the potential dilutive effect of awards on the Company’s outstanding shares of common stock. The O&C Committee evaluates shareholder dilution based on equity compensation “burn rates,” which refers to the annual rate at which shares are awarded under our shareholder approved stock compensation plans compared to the total amount of the Company’s outstanding common stock. The O&C Committee then compares the rate to those of the companies in the HPPG, guidelines used by certain institutional shareholder advisory services and the advice of its compensation consultant. Generally, the O&C Committee targets a maximum Company-wide “burn rate” of 1.0% of the Company’s outstanding common stock for each annual grant of long-term incentive awards for all Company employees. Based on projections of equity awards to be made to employees during the balance of 2016, the O&C Committee determined that the proposed awards to the Named Executive Officers and the projected additional awards to employees would enable the Company to remain comfortably within the annual “burn rate” of 1.0% of the Company’s outstanding common stock.

In past years, the O&C Committee has established the practice of annually approving and granting equity awards to long-term incentive plan participants at the O&C Committee’s meeting held in the first quarter of the year. Based on the criteria described above, the O&C Committee met on February 3, 2016 and approved the target long-term incentive opportunities for our Named Executive Officers as set forth in the table below:

Named Executive Officer	2016 LTI Target as % of Base Salary
Mark A. Blinn	500%
Karyn F. Ovelmen	275%
Thomas L. Pajonas	350%
Carey A. O’Connor	200%
Keith E. Gillespie	200%

The material terms and conditions of these equity awards are determined under the provisions of our equity compensation plans that our shareholders previously approved. These plans are included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 16, 2017 (the “Annual Report”), which can be found on the Company’s website at www.flowserve.com under the “Investor Relations — SEC Filings” caption.

Restricted Stock Unit Awards. The O&C Committee grants restricted stock unit awards that vest ratably over a three-year period to deliver a meaningful long-term incentive that balances risk and potential reward. These awards also serve as an effective incentive for our superior executive performers to remain with the Company and continue such performance.

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Target restricted stock unit grants to the Named Executive Officers in 2016 represented one-half of the executives’ total target long-term incentive opportunity. Target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock, which was calculated by taking an average of closing prices reported on the NYSE during the last twenty trading days of 2015.

Restricted stock unit awards are only earned if the individual continues to be employed by the Company until the applicable vesting dates of the awards. Until vesting, holders of restricted stock unit awards do not have voting rights on the units, but the units are entitled to receive dividend accruals, if any.

The grant date fair value of the restricted stock unit awards granted to the Named Executive Officers during 2016, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation,” are shown in the “Summary Compensation Table” under the “Stock Awards” column and the accompanying footnotes. Additional information on the awards granted in 2016 is shown in the “2016 Grants of Plan-Based Awards” table.

Contingent Performance Share Awards. Contingent performance shares are restricted stock units that vest, if at all, based on the Company’s achievement of pre-determined financial metrics, measured over a three-year performance period. For the 2014-2016 and 2015-2017 performance periods, contingent performance share awards were based on: 1) RONA performance compared to that of the HPPG and 2) the Company’s growth in bookings compared to the GDP growth of countries that are members of the OECD over the three-year performance period. The O&C Committee included the bookings component in order to support the Company’s strategic plan to emphasize growth in excess of market levels. The O&C Committee believed that benchmarking bookings growth to OECD GDP growth was an appropriate basis to measure incremental growth as the Company’s bookings have historically had a strong correlation to OECD GDP results, and the OECD has close alignment to the Company’s geographic distribution. For the 2016-2018 performance period, the O&C Committee changed the bookings component in order to benchmark it to the Company’s target bookings growth under its operating plan. When coming to this determination, The O&C Committee noted that the Company’s operating plan incorporated expected macro-economic conditions, such as expected OECD GDP growth, along with expected conditions in the Company’s end markets than GDP growth. As a result, the O&C Committee recognized that the operating plan provided a closer alignment to expected market conditions in the industry. Therefore, for the 2016-2018 performance period, contingent performance shares were based on: 1) RONA performance compared to that of the HPPG and 2) the Company’s bookings growth compared to targeted bookings growth under the Company’s operating plan.

As such, the Company’s contingent performance share award measures, unadjusted for extraordinary events, established for 2016-2018 were as follows:

2016 Performance Measures	Weighting
RONA	80.0%
Bookings	20.0%

On the basis of the foregoing performance metrics, we use the following formula to calculate the Contingent Performance Share Awards for the 2016-2018 period and future periods:

The O&C Committee believes that these performance-based awards provide a stronger incentive for our executives to achieve specific performance goals over the performance period that advance our business strategies, build long-term shareholder value and encourage executive retention.

These performance-based awards are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability, special end of service or reduction-in-force before the end of the three-year performance period or if the performance goals are not reached. Until vesting, holders of contingent performance share units do not have voting rights on the units, but the units are entitled to receive dividend accruals, if any.

Target contingent performance share grants to the Named Executive Officers in 2016 represented one-half of the executives’ total target long-term incentive opportunity. As with the restricted common stock grants, target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock, which was calculated by taking an average of closing prices reported on the NYSE during the last twenty trading days of 2015.

In 2016, the O&C Committee approved contingent performance share long-term incentive opportunities that will vest, if at all, in March 2019 based on the Company’s achievement of: 1) RONA performance compared to that of the HPPG and 2) the Company’s bookings growth compared to targeted bookings growth under the Company’s operating plan. The O&C Committee currently believes that the RONA financial measure and bookings measure are well correlated to shareholder value creation. The O&C Committee also believes that placing increased weight to comparisons with the HPPG and the Company’s operating plan, rather than the market in general, will help ensure that performance is measured in a more transparent manner and will not benefit disproportionately from general market movement.

Prior to the granting of contingent performance share awards each year, the O&C Committee establishes a vesting percentage range around each executive’s target long-term incentive opportunity allocated to the contingent performance shares. This vesting percentage range has an established upper limitation and a minimum below which no shares will vest. Similar to AIP awards, the percentage vesting range determines the amount of contingent performance shares that vest relative to the original award amount.

For 2016 grants, which cover the 2016-2018 period, the vesting percentage range established for each Named Executive Officer was 0% to 200% of his or her respective target long-term incentive opportunity allocated to the contingent performance shares. In order to achieve a target (100%) vesting percentage, the Company must achieve: 1) an average RONA over the three-year performance period equivalent to the median (50th percentile) three-year RONA average among the members of the HPPG; and 2) bookings growth that meets the targeted bookings growth under the Company’s operating plan. For the RONA metric, the O&C Committee believes that using the individual RONA averages of the HPPG’s members works to mitigate the influence of outlier RONA performances within the group, which can skew the aggregate RONA average either positively or negatively, and results in a more consistent basis for assessing relative performance.

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The following table illustrates the performance scores of the contingent performance share metrics at different levels of Company performance.

Company RONA Performance v.
Percentile of HPPG RONA Performance
(80% weight)	% Performance Score
<85% of HPPG RONA Averages Median	0%
85% of HPPG RONA Averages Median	50%
HPPG RONA Averages Median	100%
HPPG RONA Averages 75th Percentile	200%

Company Bookings Performance v.
Bookings Growth Under Company Operating Plan
(20% weight)	% Performance Score
<85% of Target Bookings Growth Under Company Operating Plan	0%
85% of Target Bookings Growth Under Company Operating Plan	50%
100% of Target Bookings Growth Under Company Operating Plan	100%
>120% of Target Bookings Growth Under Company Operating Plan	200%

End of Service Benefits. In 2015, the Company amended its long-term incentive program to allow restricted stock unit awards and performance shares granted on or after January 1, 2016 to continue to vest over the original vesting period for employees who retire at a minimum age of 55 years old and who have 10 years of continuous service with the Company. For awards of restricted stock or performance shares granted before January 1, 2016, the unvested restricted stock granted before January 1, 2016 will be forfeited upon the participant’s retirement, and unvested performance shares granted before January 1, 2016 will fully vest in the year of the performance cycle in which the termination occurs. Shares associated with other performance cycles are forfeited. The O&C Committee believes that this encourages the participants to continue to focus on the Company’s performance through retirement.

Stock Ownership Requirements and Anti-Hedging and Pledging. Our executive compensation program requires executives own a minimum amount of Company common stock equal in value to a multiple of their respective annual base salaries. The O&C Committee believes that this ownership requirement further encourages the alignment of executive and shareholder interests by requiring executives to acquire and maintain a meaningful stake in the Company, which promotes the Company’s objective of building long-term shareholder value. Additionally, under the Company’s Insider Trading Policy, which is available on our website at www.flowserve.com under the “Investor Relations—Governance” caption, executives are prohibited from pledging stock and engaging in transactions (such as trading in options) designed to hedge against potential changes in the value of the Company’s common stock.

The stock ownership requirements are designed to maintain stock ownership at levels high enough to indicate management’s commitment to share value appreciation to our shareholders while satisfying an individual executive’s prudent needs for personal asset diversification. The stock ownership requirements are set by the O&C Committee as a result of a competitive analysis prepared by management and reviewed by its compensation consultant, and the requirements are reviewed each year and updated as necessary. The requirements were last reviewed by the O&C Committee in 2016.

The Company’s current stock ownership requirements for the Named Executive Officers and the number of shares required thereby are shown in the following table.

Named Executive Officer	Ownership Requirement	Required Ownership at 12/31/2016 (# of Shares)(1)
Mark A. Blinn	5 x Annual Base Salary	119,048
Karyn F. Ovelmen	3 x Annual Base Salary	44,218
Thomas L. Pajonas	3 x Annual Base Salary	48,320
Keith E. Gillespie	3 x Annual Base Salary	32,993
Carey A. O’Connor	3 x Annual Base Salary	27,551
(1)	Based on an average price per share of $44.10, which is calculated using the average closing prices of our common stock between January 1st and June 31st of 2016, as reported by the NYSE. Shares have been rounded up to the nearest whole share.

The required stock ownership levels are expected to be achieved within five years from the date the guidelines are first applicable or within five years of the executive joining the Company. Recognizing the time required to achieve the ownership requirements, the O&C Committee approved the establishment of an interim retention requirement. Through this requirement, executives who do not meet the ownership requirement must show that they have retained at least 60% of the vested restricted stock unit and vested contingent performance shares from the time the ownership guidelines become applicable. The 60% retention level was established in recognition that executives may need to sell shares to satisfy tax obligations. For 2016, all Named Executive Officers, with the exception of Mr. Blinn, met their stock ownership requirements under these tests.

The O&C Committee annually reviews these stock ownership requirements and periodically monitors the executives’ progress toward meeting their respective target ownership levels. Shares held directly by an executive count toward satisfying the requirements. Shares held in the Flowserve Corporation Non-Qualified Deferred Compensation Plan also count toward satisfying the stock ownership requirements. Unvested restricted stock units and unvested contingent performance shares are not counted toward satisfying the stock ownership requirements.

Recoupment of Incentive Compensation Policy. Our Recoupment of Incentive Compensation Policy (the “Recoupment Policy”) reinforces our commitment to integrity and the highest standards of ethical conduct through our compensation program. Under the Recoupment Policy, the O&C Committee has the ability to recoup certain incentive compensation from an executive, within three years prior, if the Company is required to restate its financial statements or if the executive engages in misconduct. If a restatement occurs, the O&C Committee can require an executive to reimburse the Company for (1) compensation received under our AIP and (2) vested contingent performance shares, where the amount

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of compensation received, in either case, was greater than the amount the O&C Committee believes was actually earned based on the restated financial results. If an executive engages in misconduct, the O&C Committee can require the executive to repay the gross value of (1) all compensation received under the AIP during the calendar year(s) in which the misconduct occurred, (2) all vested restricted stock units granted during the calendar year(s) in which the misconduct occurred and (3) all vested contingent performance shares awarded to the executive for any performance period that includes the calendar year(s) in which the misconduct occurred.

Flowserve Corporation Pension Plans

We provide pension benefits to U.S. salaried employees under the Flowserve Corporation Pension Plan (the “Qualified Plan”), which is a tax-qualified pension plan, subject to funding requirements, vesting rules and maximum benefit limitations of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Named Executive Officers participate in the Qualified Plan on the same terms as the rest of our U.S. salaried employees. Because the Internal Revenue Code of 1986, as amended (the “Code”), limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified pension plan, we established and maintain a partially funded, non-qualified defined benefit restoration pension plan, the Senior Management Retirement Plan (the “SMRP”), for our executives, including the Named Executive Officers, to compensate these individuals for the reduction in their pension benefit resulting from this limitation. The SMRP is purely a restoration plan to provide comparable level retirement benefits to those provided to other U.S. employees based on a comparable benefit formula. In addition, we also established and maintain a second partially-funded, non-qualified supplemental defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), for our eligible U.S. executives, including the Named Executive Officers, to maintain a total retirement benefit level that is competitive with general industry companies similar in size. These programs are designed to provide eligible U.S. executives with income following retirement and to help ensure that we are able to attract and retain executive talent by providing comprehensive retirement benefits.

Participants in the Qualified Plan and the SMRP accrue contribution credits based on age and years of service at the rate of 3% to 7% for eligible earnings up to the Social Security wage base, and at the rate of 6% to 12% for eligible earnings in excess of the Social Security wage base. Participants in the SERP accrue contribution credits at the rate of 5% of all eligible earnings. Eligible earnings include base salary and annual incentive award. SERP participants also earn interest on the accrued cash balance based on the rate of return on 10-year Treasury bills.

Our Qualified Plan also confers competitive post-employment benefits to the executive officers upon a change-in-control. The additional years of credited service and additional age credit for purposes of determining an individual’s benefits under the Qualified Plan compensate that individual upon his or her early termination from the plan.

The actuarial present value of the accumulated pension benefits of the Named Executive Officers as of the end of 2016, as well as other information about the Company’s defined benefit pension plans, is shown in the “2016 Pension Benefits” table below. For a discussion regarding the valuation method and assumptions used in quantifying the present value of the current accrued pension benefits, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pension and Postretirement Benefits Obligations — Accrual Accounting and Significant Assumptions” in the Company’s Annual Report.

Review and Assessment of Compensation Under Termination Scenarios

The O&C Committee also reviews each Named Executive Officer’s total compensation under several scenarios including a change-in-control of the Company, termination of employment by management and resignation or retirement by the executive. Tally sheets setting forth all of the listed scenarios are prepared by management and reviewed by the O&C Committee with input from its compensation consultant. Based on the O&C Committee’s review of the tally sheets, the O&C Committee determined that the potential payments that would be provided to the Named Executive Officers were consistent with our executive compensation objectives and principles.

Flowserve Corporation Officer Severance Plan

In 2006, the Board and the O&C Committee approved, and the Company adopted, a revised severance plan for the Company’s senior executive officers and other corporate officers. The O&C Committee amended and restated the plan in February 2017 (the “Officer Severance Plan”) to maintain consistency with market practice and the Company’s other compensation plans and arrangements. The O&C Committee currently believes that having a Officer Severance Plan is a competitive compensation element in the current executive labor market and is more beneficial to the Company and its shareholders than conducting individual negotiations with each executive officer in the event of a termination of employment.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires the executive to forfeit the proceeds from a portion of the executive’s long-term incentive awards if the executive engages in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner that may result in competitive harm to the Company.

Detailed information concerning the Officer Severance Plan and the February 2017 amendment, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under “—Potential Payments Upon Termination or Change-in-Control—Flowserve Corporation Officer Severance Plan.”

Flowserve Corporation Executive Officer Change-in-Control Severance Plan

In February 2017, to maintain consistency with market practice and the Company’s other compensation plans and arrangements, the O&C Committee adopted the Flowserve Corporation Change-in-Control Severance Plan (the “CIC Plan”), which amends and consolidates the Company’s other change in control severance plans. The CIC Plan provides certain specified severance benefits to the Named Executive Officers to promote financial protection and security of their long-term incentive compensation arrangements in the event of the loss of their

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positions following a transaction that involves a change in the ownership or control of the Company. The benefits under the CIC Plan, if payable, are in lieu of severance benefits payable to executive officers under the Officer Severance Plan described above.

The O&C Committee believes that it is in the best interests of the Company and its shareholders to offer such a plan to its Named Executive Officers and other executives. The Company competes for executives in a highly competitive market in which companies routinely offer similar benefits to senior employees. The O&C Committee views these amounts as reasonable and appropriate for the Named Executive Officers, who may not be in a position to obtain comparable employment following a change-in-control. The O&C Committee also believes that these benefits are important to encourage executives to support change-in-control transactions the Board deems to be in the best interest of our shareholders.

Severance benefits under the CIC Plan include, among other things, the accelerated vesting of all outstanding equity awards in connection with a change-in-control of the Company (without a requirement that the Named Executive Officer’s employment be terminated). In the O&C Committee’s view, this is currently a customary and reasonable component of a comprehensive change-in-control benefits program plan, but the O&C Committee will continue to review this matter. The O&C Committee believes that the equity awards granted to our executives have been reasonable in amount and are a substantial part of the value that would be received by them in the event of a change-in-control of the Company, in lieu of benefiting from the likely future increase in the price of our common stock over the years. The O&C Committee believes that accelerating vesting is appropriate, since the current executive team’s performance would have been responsible for this anticipated share price increase and benefit to future shareholder value.

The O&C Committee, in consultation with its compensation consultant, reviews the CIC Plan periodically to evaluate both its effectiveness and competitiveness and to determine the value of potential awards.

Detailed information concerning the CIC Plan and the February 2017 amendment, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under “—Potential Payments Upon Termination or Change-in-Control—Flowserve Corporation Executive Officer Change-in-Control Severance Plan.”

Other Benefits

As previously discussed, the O&C Committee strives to make our executive compensation program primarily performance-based and, as such, has eliminated perquisites for our executive officers, other than annual physical exams. Our executive compensation program continues to provide limited other benefits, which the O&C Committee believes are competitive with the level of benefits offered by the companies with which we compete for executive talent, and as such serve to meet our stated objective of attracting and retaining executive talent. In addition, some of the benefits are, in the O&C Committee’s view, provided for the Company’s benefit notwithstanding any personal benefit an executive may derive. Such other benefits provided in 2016 included:

•	Executive Physicals. All Named Executive Officers were eligible to receive an annual physical examination. This is a standard benefit provided by comparative companies.

•	Enhanced Vacation. All Named Executive Officers are eligible to receive an enhanced vacation benefit. Each officer is eligible for a minimum of four weeks vacation and may receive more, if the officer’s years of service so qualify under the Company’s regular employee vacation award schedule.

The aggregate incremental cost of providing these benefits to the Named Executive Officers is included in the “Summary Compensation Table” under the “All Other Compensation” column and related footnotes.

Additional Executive Compensation Information

Employment Agreements

Consistent with its compensation philosophy, the Company generally does not enter into employment agreements with its executives, who are considered to serve at the will of the Board, and no current executive has an employment agreement.

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Code limits to $1.0 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Company’s CEO and the three other most highly-compensated executive officers as of the end of the fiscal year included in the “Summary Compensation Table,” unless such compensation meets certain requirements. Approximately $2.37 million will be subjected to this limitation for the 2016 tax year and will therefore not be deductible on the Company’s federal income tax return.

The AIP and the LTIP were adopted, and have the same expiration date as, the EICP, which was most recently approved by shareholders for Section 162(m) purposes at the 2015 annual meeting of shareholders. Performance-based compensation under both the AIP and the LTIP that is subject to the requirements of IRC 162(m) is expected to be deductible for tax purposes because such compensation is dependent on fulfilling performance criteria approved by shareholders under the EICP.

The O&C Committee has considered and will continue to consider tax deductibility in structuring executive compensation arrangements. However, the O&C Committee retains discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier and in the best interests of the Company and our shareholders, even if those arrangements are not fully deductible under Section 162(m).

The Company recognizes compensation expense in our financial statements for all equity-based awards pursuant to the principles set forth in FASB ASC 718, “Compensation – Stock Compensation”. The O&C Committee considered the GAAP accounting implications of the awards in setting the long-term incentive mix and further determined that the mix of time-vested restricted common stock and contingent performance shares was appropriate for 2015.

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Chief Executive Officer Compensation in 2016

The compensation of the CEO was set in a manner consistent with our compensation philosophy and the general compensation objectives and principles discussed above. In the interest of providing shareholders with a better understanding of Mr. Blinn’s compensation for 2016, we are providing the following discussion and analysis.

In February 2016, the O&C Committee identified specific criteria for evaluating the CEO’s performance during 2016. These criteria included financial performance, strategic vision and leadership, including the development of human capital. In evaluating the CEO’s performance in 2016, the O&C Committee Chairman gathered input from individual Board members through a formal review process following year end. During this process, the O&C Committee reviewed both the detailed compensation market data prepared by its compensation consultant and management’s compensation consultant. The O&C Committee discussed and determined the following CEO compensation changes and awards in executive session with only its compensation consultant and O&C Committee members present. The O&C Committee also followed the principles and practices earlier discussed during the Board’s special executive session to conduct the CEO performance review.

Base Salary. In February 2016, Mr. Blinn’s salary was left unchanged at $1,050,000 for 2016. In setting Mr. Blinn’s base salary, the Board primarily considered Mr. Blinn’s leadership and contribution to overall Company performance and his performance during the year against his individual objectives.

Annual Incentive Opportunity. To recognize Mr. Blinn’s performance during 2016, The O&C Committee approved a cash award under the Annual Incentive Plan of $143,640. See the discussion under “—Elements of the Executive Compensation Program—Annual Incentive Opportunity—Measuring Performance and Establishing Payout” above.

Long-Term Incentives. In accordance with the principles and practices set forth earlier, the O&C Committee approved a long-term incentive award to Mr. Blinn consisting of 62,280 shares of restricted stock units, which vest ratably over time, and 62,280 contingent performance units at the same time 2016 long-term incentive awards were made to key managers, including the Named Executive Officers.

End of Service Benefit. In connection with Mr. Blinn’s retirement and in recognition of his many years of service and dedication to the Company, the Board and the O&C Committee approved modifications to the vesting terms of performance shares and time-vesting restricted stock granted to Mr. Blinn in 2015. The modifications provide that (a) performance shares granted to Mr. Blinn in calendar year 2015 will continue to vest over the original vesting period following his retirement and (b) time-vesting restricted stock granted to Mr. Blinn in calendar year 2015 will vest in full on his date of retirement. Prior to these modifications, Mr. Blinn would have forfeited some or all of his unvested restricted stock and unvested performance shares granted in calendar year 2015 upon his retirement.

New Chief Executive Officer Compensation

In early 2017, the Company named R. Scott Rowe as Chief Executive Officer, effective April 1, 2017, following the announced retirement of our former CEO, Mark Blinn. Mr. Rowe’s compensation was set in a manner consistent with our compensation philosophy and the general compensation objectives and principles discussed above. In assembling his compensation package, the O&C Committee reviewed data provided by its compensation consultant regarding market reference points indicated by the market compensation survey data. Under his compensation package, Mr. Rowe will receive an annual base salary of $1,100,000, will be eligible for a cash award under the Annual Incentive Plan with a target award of 120% of base salary, and participate in the Long-Term Incentive Plan with a target award of 500% of his base salary. Mr. Rowe will also receive retirement, health and welfare and other benefits and will participate in plans generally available to other executive officers at the Company.

In addition, Mr. Rowe will receive a one-time stock option award with a grant date fair value of $2,000,000, which will be subject to a three-year cliff vesting period. Pursuant to the offer letter between Mr. Rowe and the Company, in the event Mr. Rowe is terminated without “cause” before the third anniversary of his hire date, and subject to his execution of a release, the equity awards granted to him in calendar year 2017 will vest in full, with performance share units vesting at target level. The O&C Committee determined to approve this grant because it believes that long-term incentive compensation is essential to attracting new executives that are focused on long-term performance. The O&C Committee further believes that providing our executives with long-term incentives will encourage retention of newly hired executives while incentivizing them to build long-term shareholder value. The O&C Committee believes these awards serve as an effective incentive for executives to remain with the Company and perform at a superior level.

Annual Executive Compensation Program Review and Compensation Risk

It is the O&C Committee’s policy to regularly monitor and annually review our executive compensation program to determine, in consultation with its compensation consultant, whether the elements of the program are consistent with our stated executive compensation objectives and principles. Within this determination is an evaluation of whether the Company’s risk management objectives are being met with respect to the executive compensation program and our compensation programs as a whole. If the elements of the program are determined to be inconsistent with our objectives and principles, or if any incentives are determined to encourage risks that are reasonably likely to have a material adverse effect on us, the elements are adjusted as necessary.

Following the O&C Committee’s annual review of our executive and other compensation programs in 2016, in consultation with its compensation consultant, the O&C Committee concluded that no risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the O&C Committee noted that:

•	Compensation elements are balanced. Our compensation program design provides a balanced mix of base salary, annual cash incentive compensation and, for eligible employees, long-term equity incentives, which provides the incentive to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics;

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•	Metrics balance short-term and long-term goals. Our incentive compensation metrics are balanced between the realization of short-term corporate business and financial objectives, namely annual operating income, cash flows from operations and bookings for the annual cash incentive opportunity, and long-term stock-based and financial performance objectives, which are effected through an equally weighted mix of restricted stock units that generally vests ratably over a three-year period and contingent performance shares that vest at the end of a three-year performance period based on indexed RONA performance and bookings growth;

•	Individual performance is emphasized. We place an emphasis on individual, non-financial performance metrics in determining final individual compensation amounts, serving to restrain the influence of formulae and objective factors on incentive pay and providing the O&C Committee with discretion to adjust compensation downward if behaviors are not consistent with our business objectives and values;

•	Incentive programs are capped. Maximum payout levels for the AIP incentive opportunity are capped at 200% of target, with formulaic adjustments for individual performance (both positive and negative), and the contingent performance share award payouts are capped at 200% of target, which helps avoid excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior;

•	Incentives have performance thresholds. The annual cash incentive opportunity and the contingent performance share awards have threshold payout levels, which ensure that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved;

•	Compensation is benchmarked. The O&C Committee benchmarks compensation against both the HPPG and the Hewitt Survey to ensure compensation programs are consistent with industry practice;

•	Executives have ownership requirements. Our officers are subject to equity ownership guidelines, which further encourage a long-term focus on sustainable performance and further align our officers’ interests with those of our shareholders, and are prohibited from pledging stock and engaging in transactions designed to hedge against the value of the Company’s stock;

•	Compensation can be recouped. The Company maintains a Recoupment of Incentive Compensation Policy allowing for the “clawback” of certain incentive compensation in the event of a financial restatement or misconduct; and

•	Incentives do not encourage excessive risk. Our AIP and our long-term incentive program are the same for all eligible employees and have been in place and structured around the same metrics for several years, and we have seen no evidence that they encourage unnecessary or excessive risk-taking.

Organization and Compensation Committee Report

The Organization and Compensation Committee of the Board of Directors of the Company is currently comprised of four independent directors, John R. Friedery (Chairman), Lynn L. Elsenhans, Joseph E. Harlan and David E. Roberts.

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, set forth above in this proxy statement, with management. Based on this review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2016.

John R. Friedery, Chairman
Lynn L. Elsenhans
Joseph E. Harlan
David E. Roberts

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Summary Compensation Table

The following table sets forth compensation information for 2016, 2015 and 2014 for our Named Executive Officers — the individuals who served during 2016 as principal executive officer and principal financial officer of the Company and certain other highly compensated executive officers of the Company serving at the end of 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark A. Blinn	2016	1,049,988	–	5,021,014	(6)	143,640	267,596	82,425	6,564,663
President and Chief Executive	2015	1,090,372	–	5,096,266		0	405,751	101,563	6,693,952
Officer (Principal Executive Officer)	2014	1,044,221	–	5,080,054		1,020,315	419,741	96,261	7,660,592
Karyn F. Ovelmen(7)	2016	650,000	–	1,629,432	(8)	55,757	82,925	71,345	2,489,459
Executive VP and Chief Financial	2015	387,500	100,000	1,865,500		0	46,101	65,317	2,464,418
Officer (Principal Financial Officer)
Thomas L. Pajonas	2016	720,302	–	2,298,883	(9)	69,797	182,789	53,710	3,325,481
Executive VP and	2015	737,856	–	4,777,842		0	275,085	63,103	5,853,886
Chief Operating Officer	2014	693,511	–	2,238,075		604,468	257,070	70,236	3,863,360
Carey A. O’Connor	2016	405,000	–	738,625	(10)	30,011	72,065	27,476	1,273,177
Senior VP and	2015	403,241	–	715,292		0	98,439	32,737	1,249,710
General Counsel	2014	361,853	–	548,534		196,289	77,259	32,281	1,216,216
Keith E. Gillespie(11)	2016	485,000	–	884,659	(12)	35,939	60,777	47,412	1,513,587
Senior VP and Chief	2015	317,115	100,000	846,900		0	38,129	41,520	1,343,664
Strategy Officer
(1)	Salary reported for 2016 represents amounts earned by the executive officers in 2016.
(2)	Represents the grant date fair value of long-term equity incentive awards under the Company’s long-term incentive program computed in accordance with FASB ASC 718 “Compensation – Stock Compensation”, including the impact of forfeitures. The incentive awards are granted in the form of restricted common stock, which generally vest ratably over a three-year period, and contingent performance share units. The performance criteria for the 2016-2018 performance period for the contingent performance awards is based on: 1) the Company’s average RONA over a three-year period compared to the RONA averages of the Company’s HPPG for the same period and 2) the Company’s bookings growth compared to targeted bookings growth under the Company’s operating plan; and the performance criteria for the 2014-2016 and the 2015-2017 performance periods for the contingent performance awards is based on: 1) the Company’s average RONA over a three-year period compared to the RONA averages of the Company’s HPPG for the same period and 2) the Company’s growth in bookings over a three-year period as compared to GDP growth of countries in the OECD, as described in further detail under “—Elements of the Executive Compensation Program—Long-Term Incentives—Contingent Performance Share Awards” above. The reported value of the contingent performance awards is computed based on the grant date estimate of compensation cost to be recognized over the three-year period, which was 100%, or “target”. Payout for the contingent performance awards can range from 0 shares to a maximum of 200% of target. Assumptions used in the valuations are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended December 31, 2016 in the Annual Report.
(3)	The 2016 amounts in this column represent an annual cash incentive bonus for 2016 under the Company’s Annual Incentive Plan.
(4)	There were no above-market or preferential earnings with respect to any deferred compensation balances.

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(5)	The following table shows the components of this column for the Named Executive Officers for 2016, calculated at the aggregate incremental cost to the Company:

Name	Retirement Plan Contributions	Insurance Premiums(A)	Dividends on Restricted Stock	Other		Total
Mark A. Blinn	$10,904	$26,775	$38,478	$6,268	(B)	$82,425
Karyn F. Ovelmen	11,925	21,696	26,250	11,474	(C)	71,345
Thomas L. Pajonas	11,220	24,733	17,757	–		53,710
Carey A. O’Connor	7,658	10,404	5,076	4,337	(D)	27,476
Keith E. Gillespie	11,925	21,293	11,250	2,944	(E)	47,412

(A)	Includes annual premiums for group term life insurance, the Company’s portion of annual premiums for medical, dental and vision benefits and the Company’s portion of disability premiums.
(B)	Includes $6,268 attributable to an annual physical exam.
(C)	Includes $1,474 attributable to an annual physical exam and $10,000 attributable to relocation costs.
(D)	Includes $4,337 attributable to an annual physical exam.
(E)	Includes $2,944 attributable to an annual physical exam.

(6)	Calculated using a price per share of $40.31, the closing market price of the Company’s common stock as reported by the NYSE on February 4, 2016, the date of grant. Includes 62,280 shares ($2,510,507) of restricted stock units and 62,280 contingent performance units ($2,510,507), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 124,560 shares, or $5,021,014 at the date of grant.
(7)	Ms. Ovelmen’s 2014 compensation amounts are not shown, as she was not a Named Executive Officer during that year.
(8)	Calculated using a price per share of $38.43, the closing market price of the Company’s common stock as reported by the NYSE on February 3, 2016, the date of the grant. Includes 21,200 shares ($814,716) of restricted stock units and 21,200 contingent performance units ($814,716), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 42,400 shares, or $1,629,432 at the date of grant.
(9)	Calculated using a price per share of $38.43, the closing market price of the Company’s common stock as reported by the NYSE on February 3, 2016, the date of grant. Includes 29.910 shares ($1,149,441) of restricted stock units and 29,910 contingent performance units ($1,149,441), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 59,820 shares, or $2,298,883 at the date of grant.
(10)	Calculated using a price per share of $38.43, the closing market price of the Company’s common stock as reported by the NYSE on February 3, 2016, the date of grant. Includes 9,610 shares ($369,312) of restricted stock units and 9,610 contingent performance units ($369,312), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 19,220 shares, or $738,625 at the date of grant.
(11)	Mr. Gillespie’s 2014 compensation amounts are not shown, as he was not a Named Executive Officer during that year.
(12)	Calculated using a price per share of $38.43, the closing market price of the Company’s common stock as reported by the NYSE on February 3, 2016, the date of grant. Includes 11,510 shares ($442,329) of restricted stock units and 11,510 contingent performance units ($442,329), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 23,020 shares, or $884,659 at the date of grant.

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2016 Grants of Plan-Based Awards

The following table sets forth certain information with respect to 2016 plan-based awards granted to the Named Executive Officers for the year ended December 31, 2016.

			Estimated Future Payouts Under			Estimated Future Payouts Under			All Other Stock		Grant Date Fair
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)			Awards: Number		Value of Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares of Stock		and Option
Name	Date		($)	($)	($)	(#)	(#)	(#)	or Units (#)		Awards ($)(2)
Mark A. Blinn	2/4/2016	(3)	630,000	1,260,000	2,520,000	—	—	—	—		—
	2/4/2016		—	—	—	31,140	62,280	124,560	—		2,510,507	(4)
	2/4/2016		—	—	—	—	—	—	62,280	(5)	2,510,507
Karyn F.	2/3/2016	(3)	243,750	487,500	975,000	—	—	—	—		—
Ovelmen	2/3/2016		—	—	—	10,600	21,200	42,400	—		814,716	(4)
	2/3/2016		—	—	—	—	—	—	21,200	(5)	814,716
Thomas L.	2/3/2016	(3)	306,128	612,255	1,224,510	—	—	—	—		—
Pajonas	2/3/2016		—	—	—	14,955	29,910	59,280	—		1,149,441	(4)
	2/3/2016		—	—	—	—	—	—	29,910	(5)	1,149,441
Carey A.	2/3/2016	(3)	131,625	263,250	526,500	—	—	—	—		—
O’Connor	2/3/2016		—	—	—	4,805	9,610	19,220	—		369,312	(4)
	2/3/2016		—	—	—	—	—	—	9,610	(5)	369,312
Keith E.	2/3/2016	(3)	157,625	315,250	630,500	—	—	—	—		—
Gillespie	2/3/2016		—	—	—	5,775	11,510	23,020	—		442,329	(4)
	2/3/2016		—	—	—	—	—	—	11,510	(5)	442,329

(1)	The number of shares listed represents long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program. The performance criteria for these awards is based on: 1) the Company’s average RONA over the three-year period ending December 31, 2018 compared to the RONA averages of the Company’s HPPG for the same period and 2) the Company’s bookings growth over the three-year period ending December 31, 2018 as compared to targeted bookings growth under the Company’s operating plan, as described in further detail under “—Elements of the Executive Compensation Program—Long-Term Incentives—Contingent Performance Share Awards” above.
(2)	These amounts represent the fair value, as determined under FASB ASC Topic 718, of the stock awards based on the grant date fair value estimated by the Company for financial reporting purposes.
(3)	Under the Annual Incentive Plan, the primary performance measures are internally defined metrics based on operating income and cash flow. Actual amounts payable under the Annual Incentive Plan, if payable, can range from 50% (Threshold) to 200% (Maximum) of the target amounts for the Named Executive Officers based upon the extent to which performance under the foregoing criteria meets, exceeds or is below the target and can be further increased or decreased based on achievement of individual performance objectives. Actual payout for 2016 was 11.4% of the target amount.
(4)	Represents the fair value on the date of grant, as described in footnote (2), of the “target” award. During the performance period, as described in footnote (1), earned and unearned compensation expense is adjusted based on changes in the expected achievement of the performance targets. As of December 31, 2016, the Company estimated vesting of, and therefore expensed, this award at 70% of the “target” award based on expected achievement of performance targets.
(5)	The amounts shown reflect the numbers of shares of restricted stock units granted to each Named Executive Officer pursuant to the Flowserve Corporation Equity and Incentive Compensation Plan.

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Outstanding Equity Awards at Year-End 2016

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2016 with respect to the Named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1) ($)
Mark A. Blinn	—	—	—	104,260	(2)	5,009,693	35,823	(3)	1,721,295
							45,787	(4)	2,200,065
							63,057	(5)	3,029,889
Karyn F. Ovelmen	—	—	—	56,464	(6)	2,713,095	21,464	(5)	1,031,345
							—		—
							—		—
Thomas L. Pajonas	—	—	—	48,220	(7)	2,316,971	16,381	(3)	787,107
							21,362	(4)	1,026,444
							30,283	(5)	1,455,098
							51,062	(10)	2,453,529
Carey A. O’Connor	—	—	—	15,206	(8)	730,648	4,015	(3)	192,921
							6,456	(4)	310,211
							9,730	(5)	467,527
Keith E. Gillespie	—	—	—	26,654	(9)	1,280,725	11,654	(5)	559,975
							—		—
							—		—

(1)	Calculated using a price per share of $48.05 the closing market price of the Company’s common stock as reported by the NYSE on December 30, 2016, the end of the Company’s last completed fiscal year. The contingent performance share unit amounts include regularly declared dividends accrued on the “target” award, which will vest only to the same extent as the underlying award, if at all. Concerning all contingent performance awards, the amounts of units used in calculating the payout values assumes the highest level of performance target achievement, which would result in the target unit amounts presented in the table vesting at 200%.
(2)	21,100 shares vested on February 4, 2017; 14,846 shares vested on February 6, 2017; and 11,510 shares vested on February 7, 2017. Mr. Blinn’s remaining shares of restricted common stock and restricted stock units vest as follows: 20,979 shares of restricted stock units on February 4, 2018; 14,846 shares of restricted stock on February 6, 2018; and 20,978 shares of restricted stock units on February 4, 2019.
(3)	These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for this plan is based on: 1) the Company’s average RONA performance compared to that of the HPPG; and 2) bookings growth compared to overall GDP growth of countries that are members of the OECD for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. As of December 31, 2016, the Company estimated vesting of, and therefore expensed, these awards at 113% of the target shares presented based on expected achievement of performance targets.
(4)	These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for this plan is based on: 1) the Company’s average RONA performance compared to that of the HPPG; and 2) bookings growth compared to overall GDP growth of countries that are members of the OECD for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. As of December 31, 2016, the Company estimated vesting of, and therefore expensed, these awards at 70% of the target shares presented based on expected achievement of performance targets.
(5)	These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for this plan is based on: 1) the Company’s average RONA performance compared to that of the HPPG; and 2) bookings growth compared to targeted bookings growth under the Company’s operating plan for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. As of December 31, 2016, the Company estimated vesting of, and therefore expensed, these awards at 50% of the target shares presented based on expected achievement of performance targets.
(6)	7,182 shares vested on February 3, 2017. Ms. Ovelmen’s remaining shares were forfeited upon her transition from her role at the Company.
(7)	9,739 shares vested on February 3, 2017; 6,926 shares vested on February 4, 2017; and 5,263 shares vested on February 5, 2017. Mr. Pajonas’ remaining shares of restricted common stock and restricted stock units vest as follows: 9,682 shares of restricted stock units on February 3, 2018; 6,927 shares of restricted stock on February 4, 2018; and 9,682 shares of restricted stock units on February 3, 2019.
(8)	3,256 shares vested on February 3, 2017; 2,093 shares vested on February 4, 2017; and 1,290 shares vested on February 5, 2017. Ms. O’Connor’s remaining shares of restricted common stock and restricted stock units vest as follows: 3,237 shares of restricted stock units on February 3, 2018; 2,093 shares of restricted stock on February 4, 2018; and 3,237 shares of restricted stock units on February 3, 2019.
(9)	3,899 shares vested on February 3, 2017. Mr. Gillespie’s remaining shares of restricted common stock and restricted stock units vest as follows: 3,877 shares of restricted stock units on February 3, 2018; 15,000 shares of restricted stock on May 13, 2018; and 3,878 shares of restricted stock units on February 3, 2019.
(10)	These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The targets set for this award are based on the achievement of organizational structure and leadership development strategy objectives, including implementing a leadership development plan that identifies and develops superior performers for management succession plans. These shares will vest, if at all, at a rate of 100% on December 31, 2018. As of December 31, 2016, the Company estimated vesting of, and therefore expensed, these awards at 100% of the target shares presented based on expected achievement of performance targets.

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2016 Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock option exercises and restricted common stock vesting during the fiscal year ended December 31, 2016 with respect to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Mark A. Blinn	84,261	2,366,234	130,558	5,890,499
Karyn F. Ovelmen	—	—	—	—
Thomas L. Pajonas	—	—	62,820	2,839,066
Carey A. O’Connor	—	—	16,633	749,443
Keith E. Gillespie	—	—	—	—

(1)	The number of shares reported includes shares that were surrendered during the fiscal year ended December 31, 2016 to pay for taxes upon the vesting of restricted common stock.

2016 Pension Benefits

The following table sets forth certain information as of December 31, 2016 with respect to potential payments under our pension plans for each Named Executive Officer. Please refer to “—Elements of the Executive Compensation Program—Flowserve Corporation Pension Plans” above for a narrative description of the material factors necessary to an understanding of our pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark A. Blinn	Qualified — Cash Balance(1)	12.1	258,415	—
	Non-Qualified — SMRP	12.1	1,613,635	—
	Non-Qualified — SERP	12.1	1,065,442	—
Karyn F. Ovelmen	Qualified — Cash Balance(1)	1.6	34,233	—
	Non-Qualified — SMRP	1.6	41,358	—
	Non-Qualified — SERP	1.6	53,436	—
Thomas L. Pajonas	Qualified — Cash Balance(1)	12.7	306,957	—
	Non-Qualified — SMRP	12.7	1,021,114	—
	Non-Qualified — SERP	12.7	715,894	—
Carey A. O’Connor	Qualified — Cash Balance(1)	14	226,404	—
	Non-Qualified — SMRP	14	133,626	—
	Non-Qualified — SERP	14	136,341	—
Keith E. Gillespie	Qualified — Cash Balance(1)	1.6	34,173	—
	Non-Qualified — SMRP	1.6	22,880	—
	Non-Qualified — SERP	1.6	41,855	—

(1)	The Company sponsors cash balance designed pension plans for eligible employees. Each executive accumulates a notional amount derived from the plan provisions; each Named Executive Officer’s account balances as of December 31, 2016 are presented above. We believe that this is the best estimate of the present value of accumulated benefits.

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Potential Payments upon Termination or Change-In-Control

On February 14, 2017, in connection with an annual review of the compensation plans and arrangements of the Company, the O&C Committee approved the consolidation of the Flowserve Corporation Executive Officer Change in Control Severance Plan, the Flowserve Corporation Officer Change in Control Severance Plan and the Flowserve Corporation Key Management Change in Control Severance Plan (collectively, the “Prior CIC Plans”) into the Flowserve Corporation Change in Control Severance Plan (the “CIC Plan”), and approved certain updates and amendments to such plan. In addition, the O&C Committee approved the amendment and restatement of the Company’s prior Amended and Restated Officer Severance Plan (the “Prior Severance Plan”) by the adoption of the Flowserve Corporation Amended and Restated Officer Severance Plan (the “Officer Severance Plan”). The information below describes certain compensation that would have been paid under existing plans and contractual arrangements to the Named Executive Officers in the event of a termination of such executive’s employment with the Company or change-in-control of the Company, assuming such events occurred on December 31, 2016 and describes the terms of the consolidation and amendment of the Prior CIC Plans and the Prior Severance Plan. Amounts shown thus include amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination or a change-in-control (based upon the executive’s compensation and service levels as of such date and the closing price of the Company’s common stock on December 31, 2016 of $48.05). The actual amounts to be paid out can only be determined at the time of a change-in-control or such executive’s termination of employment with the Company. Upon any termination of employment, each of the Named Executive Officers would also be entitled to the vested amounts and contributions shown in the “2016 Pension Benefits” and “2016 Non-Qualified Deferred Compensation” tables above.

In addition to the amounts shown in the “2016 Pension Benefits” and “2016 Non-Qualified Deferred Compensation” tables above, each of the Named Executive Officers are entitled to payments and benefits under the Company’s Officer Severance Plan and the CIC Plan in the event of a termination of such executive’s employment with the Company or change-in-control of the Company. In addition, the Company sponsors several non-qualified pension plans and equity and non-equity incentive compensation plans that provide the Named Executive Officers with additional compensation in connection with a change-in-control or termination of employment under certain circumstances. The following is a description of the compensation payable to the Named Executive Officers in connection with a termination of employment and/or change-in-control under these arrangements and a table summarizing the estimated payouts assuming that a termination of employment and/ or change-in-control occurred on December 31, 2016.

Flowserve Corporation Officer Severance Plan

All of the Named Executive Officers currently participate in the Company’s Officer Severance Plan, as described under “—Elements of the Executive Compensation Program” above. Under the Officer Severance Plan, the Company’s officers are provided the following benefits for a termination of employment as a result of a reduction in force or if the executive is terminated without cause: (i) two years of the officer’s current base salary, paid on a bi-weekly basis in accordance with the Company’s regular salary payments and (ii) a lump sum payment, payable at the time annual incentive awards are paid to officers still employed by the Company, substantially equivalent to the AIP payment, at target, the officer would have otherwise received under the Company’s AIP if the officer had been employed at the end of the applicable performance period and was otherwise eligible for a payment under the AIP. To the extent an affected officer has outstanding contingent performance shares or time-vested restricted common stock, the officer would also be eligible to receive (i) contingent performance shares, if any, that have a performance cycle that would end in the year that contains the termination date, and (ii) a cash payment in lieu of any time vested restricted common stock that would otherwise vest within 90 calendar days following the termination date.

In addition, in order to receive such payments, the executive must execute a release and covenant not to sue and must continue to comply with any non-competition or non-solicitation agreements in effect with the Company following his or her termination of employment. No benefits are payable under the Officer Severance Plan to any officer who receives benefits under the CIC Plan. The Officer Severance Plan does not provide for any additional payments or benefits upon a termination of employment by the Company for cause, upon the executive’s resignation for any reason (including “good reason” or “constructive termination”) or upon the executive’s death or disability.

For purposes of the Officer Severance Plan, the term “cause” generally means the covered executive’s (i) willful and continued failure to perform basic job duties after written demand for substantial performance is delivered to the executive by the Board, which specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive’s duties, or (ii) willful engagement in conduct materially and demonstrably injurious to the Company, monetarily or otherwise.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires the executive to forfeit the proceeds from some or all of the executive’s long-term incentive awards if the executive engages in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner that may result in competitive harm to the Company.

Flowserve Corporation Change-in-Control Severance Plan

All of the Named Executive Officers currently participate in the Company’s CIC Plan, as described under “—Elements of the Executive Compensation Program” above. Benefits under the CIC Plan are triggered if, within two years following a change-in-control of the Company (as defined in the CIC Plan and discussed below), the employment of the Named Executive Officer is terminated involuntarily other than for cause, death or disability, or for reasons constituting a “constructive termination.” In addition, benefits are triggered when a Named Executive Officer is terminated within the 90-day period immediately prior to a change-in-control if such termination (i) occurs after the initiation of discussions leading to such change-in-control and (ii) can be demonstrated to have occurred at the request or initiation of parties to such change-in-control.

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The severance benefits provided upon a termination of employment covered under the CIC Plan include:

•	A target bonus or target annual incentive award in effect at the time of termination (or if higher, at the time of the change-in-control), pro-rated based on the number of days the Named Executive Officer was employed during the performance period.

•	A lump sum cash payment equal to (i) three times the sum of the CEO’s, executive vice president’s, or senior vice president’s then-current annual base salary and target bonus or other annual incentive award and (ii) two times a president of a division’s or certain other officer’s then-current annual base salary and target bonus or other annual incentive award. For purposes of this calculation, the base salary is the highest of: (i) the highest-annualized monthly base salary during the twelve months preceding the termination; (ii) the base salary in effect on the date of termination; and (iii) the base salary in effect on the date of the change-in-control. For purposes of this calculation, the target bonus or annual incentive award is the higher of the target bonus or annual incentive award in effect on (i) the date of termination or (ii) the date of the change-in-control.

•	Payment of awards granted under the long-term incentive program and any other stock option or other stock-based long-term incentive award that have been earned and not yet paid, pursuant to the terms of the applicable plan.

•	Full vesting at target of each cash or stock-based long-term incentive award or grant. Named Executive Officers have 90 days following the date of employment termination to exercise vested stock options.

•	Continuation of participation in the life insurance, medical, health and accident benefit plans for a period of up to three years following the date of termination.

•	Calculation of benefits under the Company’s defined benefit pension plan including supplemental retirement plan benefits.

•	A “best-after-tax” cutback payment that would modify the payments to the greatest, net after-tax amount of (i) the amounts payable to the covered executive due to the change in control or (ii) one dollar less than the amounts payable to the covered executive due to the change in control that would subject the covered executive to an excise tax.

The potential tax gross-up payment under the CIC Plan, while it may be substantial and may result in the Company’s loss of a tax deduction of compensation expense, is only applicable in the event of a change-in-control. The potential tax gross-up payment will change from time to time based on several factors, including the executive’s W-2 earnings, unvested equity value and the Company’s stock price.

For purposes of the CIC Plan, “change-in-control” generally means the occurrence of any of the following events:

•	any person acquires more than 30% of the Company’s total voting power represented by the Company’s then outstanding voting securities other than in specific circumstances;

•	a majority of the members of Board are replaced in any 12-month period other than in specific circumstances;

•	the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which (i) the holders of the Company’s outstanding shares of common stock and outstanding voting securities immediately prior to such merger or consolidation receive securities possessing at least 50% of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation, and (ii) the elected members of the Board immediately prior to such merger or consolidation constitute at least half of the board of directors of the surviving entity (or parent thereof) immediately after such merger or consolidation; or

•	any person acquires more than 50% of the total gross fair market value of the assets of the Company other than in specific circumstances.

For purposes of the CIC Plan, the term “cause” generally means: (i) the willful and continued failure by a covered executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the covered executive by the Board that specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (ii) the willful engaging by the covered executive in conduct materially and demonstrably injurious to the Company, monetarily or otherwise.

For purposes of the CIC Plan, the term “constructive termination” generally means the occurrence of any one of the following events within two years after the effective date of a change in control without the express written consent of the covered executive:

•	a material reduction in the authority, duties or responsibilities held by the covered executive immediately prior to the change in control;

•	a material reduction by the Company of the covered executive’s base salary;

•	the relocation (without the covered executive’s consent) of the covered executive’s principal place of employment by more than 35 miles from its location immediately prior to a change-in-control; or

•	any other material failure of the Company to honor all the terms and provisions of the CIC Plan or any agreement with the covered executive.

A “constructive termination” shall only occur if the covered executive provides notice to the Company of the occurrence of an event that constitutes “constructive termination” within 30 days of the initial occurrence of such event, the Company fails to cure such event within the first 30 days following the receipt of such notice, and the covered executive terminates his employment in the first 30 days following the end of the Company’s opportunity to cure.

The receipt of benefits following termination under the CIC Plan is contingent upon the covered executive executing a confidentiality and non-competition agreement and release in favor of the Company.

The Company’s supplemental pension and incentive plans for senior management contain provisions that serve to implement the provisions of the CIC Plan. Our Qualified Plan also confers competitive post-employment benefits to the executives upon a change-in-control.

The principle differences between the Prior CIC Plans and the CIC Plan include the following:

•	Certain covered executives were entitled to a tax “gross-up” for excise taxes payable under Section 280G of the Internal Revenue Code of 1986, as amended, in connection with certain “change in control payments” made to such covered executives. The CIC Plan replaces all excise tax “gross-up” provisions with a “best-after-tax” cutback for all covered executives.

•	Covered executives are no longer entitled to accelerated vesting of any outstanding equity or equity-based awards upon a change in control of the Company, and will be entitled to such accelerated vesting only upon certain qualifying terminations within two years following (or, in certain cases, within the 90-day period prior to) a change in control of the Company (a “Qualifying Termination”).

•	Consistent with the Prior CIC Plans, the CIC Plan provides that, upon a Qualifying Termination, each covered executive will be entitled to severance payments consisting of the product of a specified severance multiple and the sum of the covered executive’s base salary and target annual bonus. Under the CIC Plan, effective as of January 1, 2019, the applicable severance multiples will be amended so that (i) each covered executive who is an executive vice president of the Company

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will be entitled to a severance multiple of two and one-half, instead of three, (ii) each covered executive who is a senior vice president of the Company will be entitled to a severance multiple of two, instead of three and (iii) each covered executive who has a vice president title that is specified in an appendix to the CIC Plan will be entitled to a severance multiple of one, instead of two. No change was made to the applicable severance multiples of the Chief Executive Officer of the Company and covered executives who are presidents of a division of the Company.

•	Covered executives will continue to be entitled to service credit for the period equal to the product of 12 and the applicable severance multiple described above for purposes of payments under the Company’s pension and retirement plans, but will no longer be entitled to additional age credit for such period for purposes of calculating payments under such pension and retirement plans.

Quantification of Potential Payments

The following table sets forth the estimated value of the potential payments to each of the Named Executive Officers who were employed as of December 31, 2016, assuming the executive’s employment had terminated on December 31, 2016.

For the events of termination involving a change-in-control, we assumed that the change-in-control also occurred on December 31, 2016. In addition to the payments set forth in the following tables, the Named Executive Officers may receive certain payments upon their termination or a change-in-control pursuant to our Deferral Plan, Qualified Plan, SERP and SMRP. Previously vested amounts and contributions made to such plans by each Named Executive Officer are disclosed in the “2016 Non-Qualified Deferred Compensation” and “2016 Pension Benefits” tables.

Triggering Event	Compensation Component	Payout($)
		Mark A.	Karyn F.	Thomas L.	Keith E.	Carey A.
		Blinn	Ovelmen	Pajonas	Gillespie	O’Connor
Death	Life insurance benefit (1.5x base salary; third party payment)	1,500,000	975,500	1,080,453	727,500	607,500
	Immediate vesting of outstanding equity awards(1)	11,992,915	3,752,473	8,063,734	1,844,996	1,706,136
	Total	13,492,915	4,727,973	9,144,187	2,572,496	2,313,636
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	2,723,374	2,897,792	1,197,690	3,491,537	4,865,812
	Immediate vesting of outstanding equity awards(1)	11,992,915	3,752,473	8,063,734	1,844,996	1,706,136
	Total	14,716,290	6,650,225	9,261,424	5,336,533	6,571,916
Retirement	Vesting of contingent performance shares	7,805,527	—	3,651,743	—	207,308
	Total	7,805,527	—	3,651,743	—	207,308
Termination Without Cause by the	Termination payment (2x base salary)	2,099,975	1,300,000	1,440,604	970,000	810,000
Company or For Good Reason by	Target annual incentive award	1,259,986	487,500	612,257	315,250	263,250
the Employee	Total	3,359,961	1,787,500	2,052,861	1,285,250	1,073,250
Change-in-Control – Employment	Immediate vesting of outstanding equity awards(1)	11,992,915	3,752,473	8,063,734	1,844,996	1,706,136
Continues	Total	11,992,915	3,752,473	8,063,734	1,844,996	1,706,136
Change-in-Control – Termination	Termination payment (3x base salary)	3,149,963	1,950,000	2,160,907	1,455,000	1,215,000
Without Cause by the Company	Termination payment (3x target annual incentive award)	3,779,958	1,462,500	1,836,771	945,750	789,750
or Constructive Termination	Prorated target annual incentive award	1,259,986	487,500	612,257	315,250	263,250
	Immediate vesting of outstanding equity awards(1)	11,992,915	3,752,473	8,063,734	1,844,996	1,706,136
	Supplemental pension benefit	1,522,631	478,017	911,510	332,710	363,535
	Health & welfare benefit	80,326	65,089	74,199	63,880	31,212
	Excise Tax and gross-up payment(2)	—	—	—	—	—
	Total	21,785,779	8,195,579	13,659,378	4,957,587	4,368,881
(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 30, 2016 ($45.08).
(2)	For 2016, total payments for Messrs. Blinn and Pajonas were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax gross-up payment would be necessary. Mses. Ovelmen and O’Connor and Mr. Gillespie began serving as executive officers after January 1, 2011 and are not eligible for an excise tax gross up payment.

In connection with Ms. Ovelmen’s departure, the Company and Ms. Ovelmen entered into a separation agreement on February 26, 2017. Under the terms of the separation agreement, in consideration of her ongoing cooperation and assistance in an orderly transition of the duties of the financial officer role and her release of claims against the Company, Ms. Ovelmen received severance benefits under Officer Severance Plan for a termination without cause plus a cash payment equivalent to the value of 7,500 shares of the Company’s common stock at the closing stock price per share at February 24, 2017.

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PROPOSAL TWO:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

At each Annual Meeting, the Board provides shareholders the opportunity to cast an advisory vote on the compensation of our Named Executive Officers, pursuant to Schedule 14A of the Securities Exchange Act. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. This Say on Pay vote is advisory, meaning that it is not binding on the O&C Committee or Board. This vote will not affect any compensation already paid or awarded to any Named Executive Officer, nor will it overrule any decisions the Board has made. Nonetheless, the O&C Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation when making future decisions regarding our executive compensation programs and policies.

We design our executive compensation programs to implement our core objectives of attracting and retaining key leaders, rewarding current performance, driving future performance and aligning the long-term interests of our executives with those of our shareholders. Shareholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, including the “Executive Summary”. In the CD&A, we have provided shareholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered.

We believe shareholders should consider the following financial performance data and compensation design elements when voting on this proposal:

Financial Performance Data

•	Concerning our 2016 performance: bookings were $3.76 billion, down 10.0% compared to 2015; sales were $3.99 billion, down 12.5% compared to 2015; operating income was $277.5 million, down 47.2% compared to 2015; and fully diluted earnings per share was $1.11, down 44.5% compared to 2015.

•	Concerning our annual incentive plan, the Operating Income performance metric was 59.3% of plan, our Operating Cash Flows performance metric was 76.8% of plan and our Bookings performance metric was 91.4% of plan and, when combined, appropriately resulted in an annual incentive award percentage payout of 11.4% of target for Named Executive Officers.

•	The Company’s average return on net assets (“RONA”) for the 2014-2016 performance period was 13.4%, which represented approximately 112.6% of the three year median average RONA of the HPPG and the Company’s growth in bookings was -7.6%, which was 9.53 percentage points below the average GDP growth.

Compensation Design Elements

•	On average, the Named Executive Officers had 78.1% (or 86.1% in the case of the CEO) of their pay “at risk,” or dependent upon Company and stock price performance, as well as individual performance.

•	Maximum payout levels for the annual cash incentive award are capped at 200% of target, with formulaic positive or negative adjustment for individual performance, and the contingent performance share award payouts are capped at 200% of target, which avoids excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior.

•	The annual cash incentive award and the contingent performance share award have threshold payout levels, ensuring that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved.

•	Our officers are subject to equity ownership guidelines, which further encourage a long-term focus on sustainable performance and align our officers’ interests with those of our shareholders.

•	Our officers are prohibited from engaging in transactions designed to pledge or hedge against the value of the Company’s stock.

•	The Company maintains a Recoupment of Incentive Compensation Policy allowing for the “clawback” of incentive compensation in the event of a financial restatement or misconduct.

•	The Company does not provide perquisites, other than annual physical exams.

The Board believes that the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the Flowserve Corporation shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the section of this Proxy Statement entitled ‘Executive Compensation’.”

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Required Vote and Recommendation

Approval of this proposal will require the affirmative vote of a majority of the votes cast in person or represented by proxy. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have no effect on the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy or you withhold authority to vote.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board recommends that you vote “FOR” the approval of this advisory vote on Executive Compensation.

PROPOSAL THREE:	ADVISORY VOTE ON FREQUENCY OF CONDUCTING THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As discussed under “Proposal Two: Advisory Vote on Executive Compensation”, the Company currently includes in the proxy materials for a shareholders’ meeting where executive compensation disclosure is required, a Say on Pay vote to approve the compensation of Named Executive Officers. This Proposal Three gives our shareholders the opportunity to advise our Board how often we should conduct the advisory Say on Pay vote and is being submitted to shareholders as required by Section 14A of the Exchange Act. Accordingly, we are requesting your advisory vote to determine whether a Say on Pay vote will occur every one, two or three years.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. The frequency of the Say on Pay vote is advisory, meaning that it is not binding on the O&C Committee or Board. Nonetheless, the O&C Committee and the Board will review and carefully consider the outcome of this advisory vote when considering how frequently we should conduct an advisory Say on Pay vote on the compensation of our Named Executive Officers.

After careful consideration of the various arguments supporting each frequency level, the Board currently believes that continuing to submit the advisory vote on executive compensation to shareholders on an annual basis is appropriate for the Company and its shareholders. An annual vote has and will continue to allow our shareholders to provide us with regular, timely and comprehensive feedback on important issues such as our executive compensation programs and policies as disclosed in the Company’s proxy statement each year.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the Say on Pay vote should be conducted every one year, every two years or every three years. You may also abstain from voting on this proposal. Shareholders are not voting to approve or disapprove the Board’s recommendation.

Required Vote and Recommendation

The advisory vote on the frequency of conducting the Say on Pay vote is a non-binding vote, meaning that the Company will not be obligated to conduct the Say on Pay vote with the frequency chosen by our shareholders at the Annual Meeting. Abstentions and broker non-votes will have no effect on the proposal. Notwithstanding the advisory nature of the vote, the frequency option that receives the highest number of votes cast at the Annual Meeting will be considered passed.

The Board recommends that you vote FOR conducting an ANNUAL Say on Pay vote.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the CG&N Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the CG&N Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Board has delegated authority to the Chairman of the CG&N Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chairman is provided to the full CG&N Committee for its review in connection with each regularly scheduled CG&N Committee meeting.

The CG&N Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	business transactions with other companies in which a related person’s only relationship is as an employee, director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and the Company’s director independence standards; and

•	charitable contributions, grants or endowments to a charitable organization where a related person is an employee if the aggregate amount involved does not exceed the greater of $1 million or 2% of the organization’s total annual receipts.

The CG&N Committee was not requested to and did not approve any transactions required to be reported under applicable SEC rules in 2016.

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SECURITY OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

The following table sets forth as of March 14, 2017 ownership of Company common stock by members of the Board, each Named Executive Officer of the Company listed in the “Summary Compensation Table” individually and all members of the Board and all executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified possesses sole voting and investment power with respect to his or her shares.

Name of Beneficial Owner	Amount and nature of beneficial ownership(1)		Percent of class
Mark A. Blinn	132,751	(2)	*
Leif E. Darner	6,644		*
Gayla J. Delly	35,133	(3)	*
Lynn L. Elsenhans	9,165	(3)	*
Roger L. Fix	50,100	(4)	*
John R. Friedery	43,125	(3)	*
Keith E. Gillespie	28,469		*
Joe E. Harlan	32,107	(3)	*
Kim L. Jackson	9,915	(5)	*
John R. Lenander	15,372	(6)
Rick J. Mills	49,385	(3)	*
Carey A. O’Connor	47,942	(7)	*
Thomas L. Pajonas	66,918	(8)	*
David E. Roberts	21,935	(3)	*
John E. Roueche, III	21,134	(9)	*
William C. Rusnack	48,857	(10)	*
Dave M. Stephens	42,273	(11)	*
Kirk R. Wilson	26,466	(12)	*
All members of the Board and officers as a group (18 individuals)	686,971	(13)	*
*	Less than 1%.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of and under the voting and investment power of a spouse of an executive officer or director have been excluded. For each person or group, also includes any securities that person or group has the right to acquire within 60 days pursuant to stock options under certain Company stock option and incentive plans.
(2)	Includes 39,199 shares of common stock that Mr. Blinn has the right to acquire within 60 days pursuant to contingent performance share units.
(3)	Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. The holder does not possess any voting or investment power over these deferred shares.
(4)	Includes 43,456 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Fix does not possess any voting or investment power over these deferred shares.
(5)	Includes 1,964 shares of common stock that Mr. Jackson has the right to acquire within 60 days pursuant to contingent performance share units.
(6)	Includes 1,567 shares of common stock that Mr. Lenander has the right to acquire within 60 days pursuant to contingent performance share units.
(7)	Includes 4,394 shares of common stock that Ms. O’Connor has the right to acquire within 60 days pursuant to contingent performance share units.
(8)	Includes 17,925 shares of common stock that Mr. Pajonas has the right to acquire within 60 days pursuant to contingent performance share units.
(9)	Includes 2,305 shares of common stock that Mr. Roueche has the right to acquire within 60 days pursuant to contingent performance share units.
(10)	Includes 46,074 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Rusnack does not possess any voting or investment power over these deferred shares.
(11)	Includes 4,201 shares of common stock that Mr. Stephens has the right to acquire within 60 days pursuant to contingent performance share units.
(12)	Includes 1,840 shares of common stock that Mr. Wilson has the right to acquire within 60 days pursuant to contingent performance share units.
(13)	Includes 73,395 shares of common stock that members of this group have the right to acquire within 60 days pursuant to contingent performance share units under certain Company stock incentive plans. Also includes 280,380 compensational shares that have been deferred under various Company plans for which no member of the group possesses voting power.

- 2017 Proxy Statement     50

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders reported to the SEC that they beneficially own more than 5% of the Company’s common stock. The information is presented as of March 14, 2017 and is based on stock ownership reports on Schedule 13G filed with the SEC and subsequently provided to us. We know of no other shareholder holding 5% or more of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership(1)		Percent of class
FMR LLC	16,447,197	(2)	12.6%
245 Summer Street
Boston, MA 02210
The Vanguard Group, Inc.	12,121,355	(3)	9.3%
100 Vanguard Blvd.
Malvern, PA 19355
First Eagle Investment Management, LLC	12,008,621	(4)	9.2%
1345 Avenue of the Americas
New York, NY 10105
Invesco Ltd.	9,652,671	(5)	7.4%
1555 Peachtree Street NE, Suite 1800
Atlanta, GA 30309
T. Rowe Price Associates, Inc.	8,006,658	(6)	6.1%
100 E. Pratt Street
Baltimore, MD 21202
Blackrock, Inc.	7,772,832	(7)	6.0%
55 East 52nd Street
New York, NY 10022
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power.
(2)	Based on a Schedule 13G filed with the SEC on January 9, 2017. The filing indicates sole voting power for 794,540 shares, shared voting power for 0 shares, sole dispositive power for 16,447,197 shares and shared dispositive power for 0 shares.
(3)	Based on a Schedule 13G/A filed with the SEC on February 9, 2017. The filing indicates sole voting power for 210,037 shares, shared voting power for 21,698 shares, sole dispositive power for 10,634,392 shares and shared dispositive power for 262,844 shares.
(4)	Based on a Schedule 13G filed with the SEC on February 6, 2017. The filing indicates sole voting power for 11,564,300 shares, shared voting power for 0 shares, sole dispositive power for 11,895,355 shares and shared dispositive power for 226,000 shares.
(5)	Based on a Schedule 13G filed with the SEC on February 14, 2017. The filing indicates sole voting power for 9,642,771 shares, shared voting power for 0 shares, sole dispositive power for 9,652,671 shares and shared dispositive power for 0 shares.
(6)	Based on a Schedule 13G/A filed with the SEC on February 7, 2017. The filing indicates sole voting power for 2,640,776 shares, shared voting power for 0 shares, sole dispositive power for 8,006,658 shares and shared dispositive power for 0 shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(7)	Based on a Schedule 13G filed with the SEC on January 23, 2017. The filing indicates sole voting power for 6,633,485 shares, shared voting power for 0 shares, sole dispositive power for 7,772,832 shares and shared dispositive power for 0 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information about our common stock that may be issued upon the exercise of options granted under the Flowserve Corporation Equity and Incentive Compensation Plan (the “2010 Plan”). No options were granted under any plan in 2016.

	Number of Securities to	Weighted-Average	Number of Securities Remaining Available for
	Be Issued Upon Exercise	Exercise Price	Future Issuance Under Equity Compensation
	of Outstanding Options,	of Outstanding Option,	Plans (Excluding Securities Reflected in the
Plan Category	Warrants and Rights	Warrants and Rights(1)	First Column)(2)
Equity compensation plans approved by securities holders	—	—	3,240,638
Equity compensation plans not approved by securities holders	—	—	—
TOTAL	—	—	—
(1)	These amounts represent the weighted average exercise price for the total number of outstanding options.
(2)	The shares of common stock reflected in this column include shares available for issuance under the 2010 Plan. This column does not reflect shares that were the subject of outstanding awards under the 2010 Plan at December 31, 2016.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any person beneficially owning more than 10% of the Company’s common stock to file reports of ownership and any changes in ownership with the SEC. During 2016, Mark Blinn, Keith Gillespie, Kim Jackson, Carey O’Connor, Karyn Ovelmen, Thomas Pajonas, Dave Stephens and Kirk Wilson each amended a Form 4 to correctly reflect a grant of restricted stock units as opposed to restricted stock, and Thomas Pajonas and Dave Stephens each amended a Form 4 to correctly reflect the forfeiture of restricted stock units as opposed to restricted stock. Based solely on the Company’s review of reports furnished to the Company and representations provided to the Company by persons required to file reports under Section 16 of the Exchange Act, other than the filings described in the preceding sentence, the Company’s directors, executive officers and greater than ten-percent beneficial owners properly and timely complied with their Section 16(a) filing requirements during the fiscal year ended December 31, 2016.

PROPOSAL FOUR:	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

The Audit Committee has approved PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2017.

We are asking our shareholders to ratify the appointment of PwC as our independent registered public accounting firm. Although shareholder ratification is not required by our By-laws or otherwise, the Board is submitting this proposal for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Required Vote and Recommendation

The proposal to ratify the appointment of PwC to serve as the Company’s independent registered public accounting firm for 2017 requires the affirmative vote of at least a majority of the votes cast in favor of or against this proposal. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have no effect on the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” ratifying the appointment of PwC unless you instruct otherwise on the proxy or unless you withhold authority to vote.

The Board recommends that you vote “FOR” the ratification of appointment of Pricewaterhousecoopers LLP to serve as our independent registered public accounting firm for 2017.

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PROPOSAL FIVE:	SHAREHOLDER PROPOSAL ON SHAREHOLDER PROXY ACCESS BY-LAW AMENDMENT

A shareholder has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the shareholder and the number of shares owned upon request directed to the Corporate Secretary. The Company is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, your Board unanimously recommends a vote “AGAINST” the following proposal.

Shareholder Resolution

Proposal 5 – Shareholder Proxy Access Reform

Resolved: Shareholders request that our board of directors take the steps necessary to enable at least 50 shareholders to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to make use of shareholder proxy access.

Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria for a continuous 3-years at most companies examined by the Council of Institutional Investors. Additionally many of the largest investors of major companies are routinely passive investors who would be unlikely to be part of the proxy access shareholder aggregation process.

Under this proposal it is unlikely that the number of shareholders who participate in the aggregation process would reach an unwieldy number due to the rigorous rules our management adopted for a shareholder to qualify as one of the aggregation participants. Plus it is easy for our management to screen aggregating shareholders because management simply needs to find one item lacking from a list of typical proxy access requirements.

Please vote to enhance shareholder value: Shareholder Proxy Access - Proposal 5

The Company’s Opposition Statement

The Board believes that the adoption of the proponent’s proposal is unnecessary and not in the best interests of shareholders because the Company’s shareholders already have a meaningful and appropriate proxy access right. The Board recommends that you vote “AGAINST” Proposal 5 for the reasons described below:

We adopted in 2015, and enhanced in 2016, a carefully considered proxy access framework reflecting input from extensive discussions with our shareholders. We believe this framework is consistent with best practices and the vast majority of proxy access bylaws adopted by U.S. public companies, and strikes the appropriate balance between promoting meaningful shareholder nomination rights and protecting the best interests of all of our shareholders.

Our proxy access by-law permits a group of up to 20 shareholders, owning at least 3% of our common stock continuously for at least 3 years, to include in our annual meeting proxy materials director nominees constituting the greater of two directors or 20% of the number of directors then serving on the Board, rounded down to the closest whole number (if 20% is not a whole number).

Following adoption of our proxy access by-law in late 2015, we continued to monitor the development of proxy access, and in 2016, we conducted significant shareholder outreach regarding proxy access. We received valuable feedback from many of our shareholders on this topic, including regarding what they believed to be appropriate proxy access parameters.

In August 2016, reflecting input from our shareholders as well as how proxy access had been implemented at other companies, the Board refined our proxy access by-law to provide even broader rights to our shareholders. The key revision was to change the required ownership percentage to utilize proxy access to 3% from 5%.

The Board believes that the current proxy access by-law reflects the input and feedback received from the majority of our shareholders and strikes the appropriate balance between providing a manageable proxy access process while mitigating the possibility of the by-law being abused by some special interest shareholders pursuing objectives that are not broadly supported by our other shareholders.

We have provided an effective and workable proxy access framework. The requested changes are unnecessary and potentially disruptive.

Our By-laws permit groups of up to 20 shareholders to aggregate their shares to reach the required 3% ownership threshold (with a group of funds under common management and investment control treated as a single shareholder). We question whether allowing a larger number of shareholders to aggregate their shares is workable for the nominating shareholder group or even legal under the SEC proxy rules, given the broad solicitation that would be required and the practical difficulties of coordinating a larger number of shareholders. A 20 shareholder limit is widely embraced by companies adopting proxy access and widely endorsed among institutional shareholders’ voting policies. Moreover, as of December 31, 2016, the Company’s five largest shareholders in the aggregate held approximately 45% of the Company’s common stock, and the Company’s 10 largest shareholders in the aggregate held approximately 64.5% of the Company’s common stock. Based on the composition of our shareholder base and feedback from our shareholders, the Board concluded that limiting the size of the

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nominating group to no more than 20 shareholders provides shareholders with a meaningful and appropriate opportunity to reach the 3% threshold. The Board also considered the complexities of receiving nominations from a large number of shareholders (each potentially holding small numbers of shares), the prohibitions under the SEC proxy rules on making a widespread solicitation, even for the purpose of forming a shareholder nominating group, and the time and other costs that would be incurred by the Company in managing such an unwieldy process and concluded that the existing 20 shareholder provision does not prevent the Company’s shareholders from effectively creating a nominating group and achieving proxy access.

Accordingly, we do not believe that it would be appropriate, and in fact could be detrimental to the Company and our shareholders, to allow up to 50 shareholders to constitute a proxy access group.

We have a strong corporate governance structure and record of accountability.

The proponent’s proposal should also be evaluated in the context of our overall corporate governance practices. The Company’s current corporate governance structure reflects a significant and ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to our shareholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our shareholders and other stakeholders. Adopting proxy access is in accordance with this commitment. In addition to the proxy access provisions in the Company’s By-laws, we have implemented several corporate governance measures that provide shareholders several avenues to influence the Board, including providing shareholders an opportunity to have a meaningful voice in the director nomination and election process. These measures include:

•	Any shareholder may nominate directors pursuant to the Company’s By-laws and solicit proxies for director nominees under SEC proxy rules.

•	Shareholders have the right to recommend a candidate for election to the Board by submitting a notice pursuant to the Company’s By-laws to the Corporate Governance and Nominating Committee, which evaluates such recommendations using generally the same methods and criteria as recommendations received from other sources.

•	Any shareholder may submit proposals for consideration at the Company’s annual meeting and for inclusion in the Company’s proxy statement, subject to certain conditions and applicable SEC rules.

•	Shareholders representing at least 25% of our outstanding shares of common stock may call a special meeting.

•	Shareholders have the right to communicate directly with the independent directors serving on the Board.

In addition, we have adopted corporate governance measures that put in place numerous other key protections for our shareholders. Examples of other key protections for our shareholders in our current corporate governance structure include:

•	Our Board comprises a balanced mix of experienced and recently appointed directors with experience, tenure, diversity, skills and qualifications in areas of importance to our Company. We have added two new directors over the last four years, each of whom brings a unique and valuable background to the overall composition of the Board.

•	Our directors are all elected on an annual basis and by a majority of the votes cast, in uncontested elections.

•	We have a director resignation policy, requiring directors to offer to resign if they fail to receive a majority of the votes cast in an uncontested election.

•	Our Board has a retirement age of 72.

•	Our directors have meaningful stock ownership in the Company and all non-employee directors must own shares of the Company’s common stock with a value at least five times his or her annual cash retainer by his or her fifth anniversary of Board service.

•	Nine of our ten directors are independent under NYSE rules.

•	Our Board is led by an independent Chairman with clearly defined, robust responsibilities. The positions of Chairman of the Board and Chief Executive Officer have been separated at the Company since 2005.

•	Each shareholder may express their views on our executive compensation program through an annual “say-on-pay” vote.

In light of the Board’s continuing commitment to ensuring effective corporate governance, as evidenced by the adoption of a proxy access By-law and by other actions described above and elsewhere in this proxy statement, the Board believes that adoption of this proposal is not necessary.

The Board recommends that you vote “AGAINST” the approval of the shareholder resolution.

Required Vote and Recommendation

The approval of the shareholder resolution requires the affirmative vote of at least a majority of the votes cast in favor of or against this proposal. Abstentions will count as votes cast on this proposal, but will not count as votes “for” the proposal. Therefore, abstentions will have the same effect as votes “against” the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “AGAINST” approving the shareholder resolution unless you instruct otherwise on the proxy or unless you withhold authority to vote.

The Board recommends that you vote “AGAINST” the approval of the shareholder resolution.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of four independent directors: Gayla J. Delly (Chairperson), Leif E. Darner, Roger L. Fix and Rick J. Mills. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee met seven times in 2016 and discussed matters, explained in more detail below, with the independent auditors, internal auditors and members of management.

Management has primary responsibility for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on this audit. In addition, the independent auditors are responsible for auditing the Company’s internal control over financial reporting and issuing a report on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee this process, including the engagement of the independent auditors, the pre-approval of their annual audit plan and the review of their annual audit report.

In this context, the Audit Committee has met and held detailed discussions with management on the Company’s consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company for the period described. The Audit Committee has relied upon this representation without any independent verification, except for the work of PwC, the Company’s independent registered public accounting firm. The Audit Committee also discussed these statements with PwC, both with and without management present, and has relied upon their reported opinion on these financial statements.

The Audit Committee further discussed with PwC matters required to be discussed by standards, including Public Company Accounting Oversight Board (PCAOB) 16 “Communication with Audit Committee”. In addition, the Audit Committee received from PwC the written disclosures and letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning its independence, and has discussed with PwC its independence from the Company and its management.

Based on these reviews and discussions, including the Audit Committee’s specific review with management of the Company’s Annual Report and based upon the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report filed with the SEC.

Gayla J. Delly, Chairperson

Leif E. Darner

Roger L. Fix

Rick J. Mills

OTHER AUDIT INFORMATION

Relationship with Independent Registered Public Accounting Firm

The Audit Committee appointed PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. In this role, PwC audits the financial statements of the Company. Representatives from PwC will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders. They will have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees and Services

The following table summarizes the aggregate fees (excluding value added taxes) for professional services incurred by the Company for the audits of its 2016 and 2015 financial statements and other fees billed to the Company by PwC in 2016 and 2015. In general, the Company retains PwC for services that are logically related to or natural extensions of services performed by independent auditors.

	2016	2015
Audit Fees	$7,765,000	$7,635,367
Audit Related Fees	310,000	163,042
Total Audit Related Fees	8,075,000	7,798,409
Tax Compliance	326,000	217,608
Tax Consulting/Advisory	304,000	262,379
Total Tax Fees	630,000	479,986
All Other Fees	61,000	81,363
TOTAL FEES	$8,766,000	$8,359,758

The Audit Committee pre-approved all of the audit and non-audit fees described above for the years ended December 31, 2016 and December 31, 2015 in accordance with its approval policy discussed below.

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Audit Committee Approval Policy

The Audit Committee approves all proposed services and related fees to be rendered by the Company’s independent registered public accounting firm prior to their engagement. Services to be provided by the Company’s independent registered public accounting firm generally include audit services, audit-related services and certain tax services. All fees for the annual audit or audit-related services to be performed by the Company’s independent registered public accounting firm are itemized for the purposes of approval. The Audit Committee approves the scope and timing of the external audit plan for the Company and focuses on any matters that may affect the scope of the audit or the independence of the Company’s independent registered public accounting firm. In that regard, the Audit Committee receives certain representations from the Company’s independent registered public accounting firm regarding their independence and permissibility under the applicable laws and regulations of any services provided to the Company outside the scope of those otherwise allowed. The Audit Committee also approves the internal audit plan for the Company.

The Audit Committee may delegate its approval authority to the Chairman of the Audit Committee to the extent allowed by law. In the case of any delegation, the Chairman must disclose all approval determinations to the full Audit Committee as soon as possible after such determinations have been made.

OTHER MATTERS

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

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Map and Driving Directions to

The Flowserve Corporation Global Technology and Training Center

Instructions from Dallas/Fort Worth International Airport (DFW):

•	Take the north exit from the airport to John Carpenter Freeway (Highway 114) heading east

•	Exit Esters Boulevard and turn left onto Esters Boulevard

•	The Flowserve Corporation Global Technology and Training Center is on the northeast corner of Esters Boulevard and West Royal Lane

Instructions from Downtown Dallas:

•	Take Interstate Highway 35E heading north

•	Take the left fork onto Highway 183 toward IRVING (Highway 114)/ DFW AIRPORT

•	Take the right fork onto John W. Carpenter Freeway (Highway 114) toward GRAPEVINE/DFW AIRPORT NORTH ENTRY and continue west in one of the outside lanes until you reach the Esters Boulevard exit

•	Exit Esters Boulevard and turn right onto Esters Boulevard

•	The Flowserve Corporation Global Technology and Training Center is on the northeast corner of Esters Boulevard and West Royal Lane

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FLOWSERVE

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Flowserve Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote "FOR" each Director Nominee in Item 1.

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors - 2018

Nominees

01) R. Scott Rowe 02) Leif E. Darner 03) Gayla J. Delly 04) Roger L. Fix 05) John R. Friedery
06) Joe E. Harlan 07) Rick J. Mills 08) David E. Roberts

The Board of Directors recommends you vote "FOR" Item 2.

	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends a vote 1 YEAR with respect to Item 3.

	1 year	2 years	3 years	Abstain
3. Advisory vote on the frequency of conducting the advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote "FOR" Item 4.

The Board of Directors recommends a vote "AGAINST" Item 5.

	For	Against	Abstain
5. A shareholder proposal requesting the Board of Directors to amend the proxy access bylaws to increase the number of shareholders able to aggregate their shares to meet ownership requirements.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting Yes ☐ No ☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If direction is made, this proxy will be voted "FOR" items 1, 2, and 4, with respect to item 3, FOR 1 year, and "AGAINST" item 5. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. when signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000329227_1 R1.0.1.15

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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the 2017 Annual Meeting of Shareholders, you can be sure your share are represented at the meeting by voting online or promptly returning your proxy in the enclosed enevelope

Proxy card must be signed and dated on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

FLOWSERVE CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2017 ANNUAL MEETING OF SHAREHOLDERS
MAY 18, 2017

The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of 2017 Annual Meeting of Shareholders dated April 7, 2017 and the accompanying Flowserve Corporation Proxy Statement, and hereby appoint(s) **R. Scott Rowe** and **William C. Rusnack** , and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Flowserve Corporation that the shareholder(s) is/are entitled to vote at the 2017 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:30 a.m. on Thursday, May 18, 2017, at the Flowserve Corporation Global Technology and Training Center, 4343 West Royal Lane, Irving, Texas 75063, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED BY THE PROXIES FOR THE ELECTION OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS, FOR EACH PROPOSALS 1, 2 AND 4 WITH RESPECT TO ITEM 3, FOR 1 YEAR, AND AGAINST PROPOSAL 5, AND IN THEIR DISCRETION FOR SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address change/comments:

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

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